Exhibit (d)(1)

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

SANOFI-AVENTIS,

GC MERGER CORP.

and

GENZYME CORPORATION

Dated as of February 16, 2011

i

(continued)

(continued)

(continued)

(continued)

Page

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	44
Acceptance Time	2
Acquisition Agreement	44
Acquisition Proposal	46
Affiliate	60
Agreement	1
Alemtuzumab Clinical Trial Results	17
Annual Amount	48
Antitrust Laws	50
Articles of Merger	9
Articles of Organization	17
Audited Balance Sheet	22
Bankruptcy and Equity Exception	19
beneficial owner	60
Book-Entry Share	14
Business Day	60
Bylaws	17
Capitalization Date	17
Cash Consideration	1
Certificate	14
Change of Board Recommendation	44
Closing	9
Code	15
Collective Bargaining Agreement	31
Company	1
Company Board	1
Company Board Recommendation	19
Company Disclosure Letter	16
Company Equity Awards	12
Company Equity Plan	11
Company Plan	27
Company Regulatory Agency	25
Company Requisite Vote	19
Company Restricted Stock	12
Company Rights	18
Company Rights Agreement	18
Company RSU	12
Company Securities	18
Company Stock Option	11
Compensation Action	52
Confidentiality Agreement	4

Continuation Period	46
Continuing Directors	5
Contract	19
control	60
Control Time	40
Credit Agreement	18
Current Employees	46
Current Offering	12
CVR	1
CVR Agreement	1
CVR Condition	1
Dissenting Shares	13
Early ESPP Purchase Date	12
Effective Time	10
Environmental Laws	33
Environmental Permits	34
ERISA	27
ERISA Affiliate	28
ESPP	12
Exchange Act	2
Expiration Date	2
Facilities Agreement	38
FCPA	26
FDA	25
FDCA	25
Financial Advisors	35
Financial Statements	20
Financing	38
Foreign Benefit Plans	27
Fractional CVR	4
GAAP	60
Governmental Entity	20
Indemnified Parties	48
Indemnified Party	48
Independent Directors	6
Information Statement	35
Initial Expiration Date	2
Insurance Policies	31
Intellectual Property	24
Intervening Event	45
IRS	28

v

(continued)

ISRA	50
knowledge of Parent	60
knowledge of the Company	60
Law	19
Leased Real Property	23
Liens	18
Material Adverse Effect	16
Material Contracts	22
Materials of Environmental Concern	34
MBCA	9
Merger	1
Merger Agreement	1
Merger Consideration	11
Minimum Tender Condition	1
Nasdaq	2
Notice Period	45
Notices	58
Offer	1
Offer Amendment Date	2
Offer Conditions	2
Offer Documents	3
Offer Price	1
Option Exercise Price	11
Outside Date	55
Owned Real Property	23
Parent	1
Paying Agent	14
Pending Offer	1
Permits	25
Permitted Liens	23
Person	60
PHSA	25

Page

Post-Effective Amendment	51
Preferred Stock	17
Preliminary Prospectus	8
Proceeding	27
Prospective Financing	53
Purchaser	1
Purchaser Material Adverse Effect	36
Registration Statement	8
Release	34
Representative	60
Schedule 14D-9	4
Schedule TO	3
SEC	2
SEC Reports	20
Securities Act	22
Securities Purchase Agreement	11
Shares	1
Special Meeting	10
Subsequent Offering Period	2
Subsidiary	60
Subsidiary Securities	18
Superior Proposal	46
Surviving Corporation	9
Takeover Laws	35
Tax	32
Tax Return	32
Termination Fee	57
Top-Up Option	6
Top-Up Shares	6
Trust Indenture Act	37
Trustee	1
UK Pension Plan	30

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2011 (this “Agreement”), among Sanofi-Aventis, a French société anonyme (“Parent”), GC Merger Corp., a Massachusetts corporation and wholly-owned Subsidiary of Parent (“Purchaser”), and Genzyme Corporation, a Massachusetts corporation (the “Company”).

WHEREAS, Purchaser has previously commenced a cash tender offer (the “Pending Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (each, a “Share” and, collectively, “Shares”), subject to certain terms and conditions;

WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement and, accordingly, Purchaser has agreed to amend the Pending Offer to provide for the purchase of all of the issued and outstanding Shares (as the Pending Offer is so amended and as it may be amended from time to time as permitted by this Agreement, the “Offer”), for (a) $74.00 per Share (the “Cash Consideration”), net to the seller in cash without interest thereon and subject to Section 3.6 hereof, and (b) one contingent value right (“CVR”) per Share, issued by Parent subject to and in accordance with a Contingent Value Rights Agreement, by and among Parent and a trustee mutually agreeable to Parent and the Company (the “Trustee”), in substantially the form attached hereto as Exhibit A (the “CVR Agreement”), and subject to the conditions set forth herein (such Cash Consideration plus CVR, or any higher consideration per Share as may be paid in the Offer pursuant to the terms of this Agreement, the “Offer Price”);

WHEREAS, following consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”) and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time for which no consideration will be paid) will be canceled and converted into the right to receive consideration equal to the Offer Price, upon the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, (i) adopted this Agreement, (ii) approved the Offer and the Merger and (iii) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser; and

WHEREAS, the Board of Directors of Purchaser has, on the terms and subject to the conditions set forth herein, adopted this Agreement, and Parent, in its capacity as the sole shareholder of Purchaser, has approved this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) (i) Parent shall cause Purchaser to, and Purchaser shall, amend the Pending Offer to reflect the execution of this Agreement and the terms hereof as promptly as reasonably practicable after the date of this Agreement (but in no event later than the fifteenth (15th) Business Day following the date of this Agreement). The date on which Purchaser amends the Pending Offer is referred to in this Agreement as the “Offer Amendment Date.” The obligations of Purchaser (and of Parent to cause Purchaser) to accept for payment and to pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction or waiver of those conditions set forth in Annex I (the “Offer Conditions”). Unless extended in accordance with Section 1.1(a)(ii), the Offer shall expire on the later of (A) one (1) Business Day after the Registration Statement is declared effective or (B) twenty (20) Business Days after the Offer Amendment Date (the “Initial Expiration Date”), or, if the Offer has been extended in accordance with Section 1.1(a)(ii), at the time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Offer has been extended in accordance with Section 1.1(a)(ii), the “Expiration Date”). Purchaser expressly reserves the right (but will not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Purchaser will not (A) decrease the Cash Consideration, amend the terms of the CVR or CVR Agreement, or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition or the CVR Condition (as defined in Annex I), (D) add to the conditions set forth on Annex I, (E) modify the conditions set forth on Annex I in a manner adverse to the holders of Shares, (F) extend the Expiration Date of the Offer except as required or permitted by Section 1.1(a)(ii), (G) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or (H) increase the Cash Consideration by an increment of less than $0.25.

(ii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver (to the extent permitted hereunder) by Purchaser of the Offer Conditions as of any scheduled Expiration Date, Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer promptly after such scheduled Expiration Date (the date and time of acceptance for payment, the “Acceptance Time”), and Purchaser will, and Parent will cause Purchaser to, immediately accept and promptly pay for all Shares as they are validly tendered during any subsequent offering period for the Offer in accordance with Rule 14d-11 (a “Subsequent Offering Period”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Purchaser (A) will extend the Offer for one or more periods of time of up to ten (10) Business Days per extension if at any scheduled Expiration Date any of the Offer Conditions is not satisfied; or (B) will extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or The

NASDAQ Stock Market LLC (“Nasdaq”) applicable to the Offer; provided, that in no circumstance will Purchaser be required to extend the Offer beyond the Outside Date.

(b) On the Offer Amendment Date, Parent and Purchaser will file or cause to be filed with the SEC an amendment to Parent and Purchaser’s Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer that will contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). The Company will be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree to (i) promptly provide the Company and its counsel with a copy of any written comments (or a description of any oral comments) received by Parent, Purchaser or their counsel from the SEC or its staff with respect to the Offer Documents, (ii) consult with the Company regarding any such comments prior to responding thereto and (iii) provide the Company with copies of any written comments or responses thereto. Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities Laws. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it has become false or misleading in any material respect. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws.

(c) Parent will provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

(d) Purchaser will not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to ARTICLE VIII. If this Agreement is terminated pursuant to ARTICLE VIII, Purchaser will, and Parent will cause Purchaser to, promptly (and in any event within twenty-four (24) hours of such termination) terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated by Purchaser, or this Agreement is terminated pursuant to ARTICLE VIII prior to the acquisition of Shares in the Offer, Purchaser shall promptly return, and will cause any depositary acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(e) The (i) Offer Price and (ii) Merger Consideration shall be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the date hereof and prior to (A) the payment by Purchaser for Shares validly tendered and not properly withdrawn in connection with the Offer (with respect to the Offer Price) or (B) the Effective Time (with respect to the Merger Consideration).

(f) No Fractional CVRs. No fraction of a CVR will be issued in connection with the Offer, the Merger or other transaction contemplated by this Agreement, and no certificates or scrip for any such fractional CVR shall be issued. Each holder of Shares and/or other security of the Company who would otherwise be entitled to receive a fraction of a CVR pursuant to this Agreement, after aggregating all fractional CVRs to be received by such holder (a “Fractional CVR”), shall, upon surrender of such holder’s Shares and/or other securities of the Company, receive one CVR in exchange for such Fractional CVR if the amount of such Fractional CVR is greater than or equal to 0.50 or no consideration for such Fractional CVR if the amount of such Fractional CVR is less than 0.50.

Section 1.2 Company Consent; Schedule 14D-9. Contemporaneously with the filing of the amendment to Schedule TO or as promptly as practicable thereafter, the Company will file with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, including amendments pursuant to this Section 1.2, the “Schedule 14D-9”) containing, subject to Section 6.3(d) and Section 6.3(e), the Company Board Recommendation. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the holders of Shares. Except with respect to any amendments filed in connection with an Acquisition Proposal or a Change of Board Recommendation, Parent and Purchaser will be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to (i) promptly provide Parent, Purchaser and their counsel with a copy of any written comments (or a description of any oral comments) received by the Company or their counsel from the SEC or its staff with respect to the Schedule 14D-9, (ii) consult with Parent and Purchaser regarding any such comments prior to responding thereto and (iii) provide Parent and Purchaser with copies of any written comments or responses thereto. The Company, Parent and Purchaser agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it has become false or misleading in any material respect. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 1.3 Shareholder Lists. In connection with the Offer, the Company will cause its transfer agent to, furnish Parent and Purchaser with mailing labels, security position listings and readily available computer files containing the names and addresses of the record holders of the Shares as of recent date and will furnish or cause to be furnished to Parent and Purchaser such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such actions as are reasonably necessary to disseminate the Offer Documents, each of Parent and Purchaser will hold all information and documents provided to it under this Section 1.3 in confidence in accordance with the letter agreement regarding confidentiality, by and between Parent and the Company, dated January 31, 2011 (the “Confidentiality Agreement”), and will use such information and documents only in connection with the Offer, and, if this Agreement has been terminated by Parent or Purchaser, will deliver to the Company all such information and documents (and all copies thereof).

Section 1.4 Directors.

(a) Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as satisfy at least the Minimum Tender Condition, and from time to time thereafter, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.4) and (ii) the percentage that such number of Shares so purchased bears to the total number of then-outstanding Shares on a fully-diluted basis, and the Company will, upon request by Purchaser, promptly increase the size of the Company Board or use commercially reasonable efforts to seek the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and will use commercially reasonable efforts to cause Purchaser’s designees to be so elected or appointed. Subject to the applicable requirements of Nasdaq, the Company will also use commercially reasonable efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of the Company Board as the percentage of the entire Company Board represented by individuals designated by Purchaser. The Company’s obligations to appoint designees to the Company Board will be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company will file with the SEC and mail to the holders of Shares the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Parent and Purchaser will be solely responsible for such information. For purposes of this Agreement, such information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder that is filed with the SEC and mailed to holders of Shares will be considered part of the Schedule 14D-9.

(b) Notwithstanding the provisions of this Section 1.4, the Company, Parent and Purchaser shall cause the Company Board to include, at all times prior to the Effective Time, at least three of the members of the Company Board, selected by the members of the Company Board, who were directors of the Company on the date of this Agreement (“Continuing Directors”), each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and the applicable requirements of Nasdaq; provided, however, that if at any time prior to the Effective Time there shall be fewer than three (3) Continuing Directors serving as directors of the Company for any reason, then the Company Board shall take all necessary action (including creating a committee of the Company Board) to cause an individual selected by the remaining Continuing Directors (or Continuing Director, if there shall be only one (1) Continuing Director remaining) who satisfies the foregoing independence requirements and who is not an officer, director, stockholder or designee of Parent or any of its Affiliates to be appointed to serve on the Company Board (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement).

(c) Following the election or appointment of Purchaser’s designees pursuant to Section 1.4(a) and prior to the Effective Time, any action by the Company with respect to any amendment, supplement, modification, or waiver of any term of this Agreement, any termination of this Agreement by the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any amendment to the Articles of Organization or Bylaws, any authorization of an agreement between the Company and any of its Affiliates, on the one hand, and Parent, Purchaser or any of their Affiliates, on the other hand, any exercise of the Company’s rights or remedies under this Agreement and any action to seek to enforce any obligation of Parent or Purchaser under this Agreement (or any other action by the Company Board with respect to this Agreement, the Offer or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Purchaser) may only be authorized by, and will require the authorization of, a majority of the Continuing Directors (or by the Continuing Director should there be only one). For purposes of considering any matter set forth in this Section 1.4(c), the Continuing Directors will be permitted to meet without the presence of the other directors. The Continuing Directors will have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and will have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder. The Company will indemnify and advance expenses to, and Parent will cause the Company to indemnify and advance expenses to, the Continuing Directors in connection with their service as directors of the Company prior to the Effective Time to the fullest extent permitted by applicable Law and in accordance with the provisions of Section 6.5 hereof.

(d) In the event that Purchaser’s designees are elected or appointed to the Company Board pursuant to Section 1.4(a), until the Effective Time, (i) the Company Board will have at least such number of directors as may be required by the Nasdaq rules or the federal securities Laws who are considered independent directors within the meaning of such rules and Laws (“Independent Directors”) and (ii) each committee of the Company Board that is required (or a majority of which is required) by the Nasdaq rules or the federal securities Laws to be composed solely of Independent Directors will be so composed; provided, however, if the number of Independent Directors is reduced below the number of directors as may be required by such rules or Laws for any reason, the remaining Independent Director(s) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors will designate such number of directors as may be required by the Nasdaq rules and the federal securities Laws to fill such vacancies who will not be shareholders or Affiliates of Parent or Purchaser, and such Persons will be deemed to be Independent Directors for purposes of this Agreement.

Section 1.5 Top-Up Option.

(a) Subject to the terms and conditions set forth herein, the Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the greater of (i) the closing price of a Share on Nasdaq the last trading day prior to the exercise of the Top-Up Option or (ii) the Cash Consideration, that number of newly issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser at the time of exercise of the Top-Up Option (after giving effect to the issuance of the Top-Up Shares but excluding from Purchaser’s ownership, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), constitutes one Share more than ninety percent (90%) of all outstanding Shares (assuming the issuance of the Top-Up Shares). The Top-Up Option will only be exercised one time by Purchaser in whole but not in part, and only if clauses (x) and (y) of the following sentence are satisfied. The Top-Up Option will be exercised by Purchaser, and Parent will cause Purchaser to exercise the Top-Up Option, promptly (but in no event later than one (1) Business Day) after the Acceptance Time or the expiration of a Subsequent Offering Period, as applicable, if (x) at the Acceptance Time or the expiration of such Subsequent Offering Period, as applicable, Purchaser owns in the aggregate at least seventy-five percent (75%) of all Shares then outstanding (excluding from Purchaser’s ownership, but not from the outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) and (y) after giving effect to the exercise of the Top-Up Option, Purchaser would own in the aggregate one Share more than ninety percent (90%) of the number of outstanding Shares (after giving effect to the issuance of the Top-Up Shares but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee); provided, however, that the obligation of Purchaser to exercise the Top-Up Option and the obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable Law and no applicable order, injunction or other judgment shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, (B) Purchaser irrevocably commits upon acquisition of the Top-Up Shares to effect the Merger pursuant to Section 2.7, and (C) the number of Top-Up Shares to be issued pursuant to the Top-Up Option does not exceed the number of authorized and unissued shares of Company Common Stock less the maximum number of shares of Company Common Stock potentially necessary for issuance with respect to outstanding Company Equity Awards or other obligations of the Company. The parties will cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration under the Securities Act. The Top-Up Option shall terminate concurrently with the termination of this Agreement. Purchaser may assign the Top-Up Option and its rights and obligations pursuant to this Section 1.5, in its sole discretion, to Parent.

(b) Upon the exercise of the Top-Up Option in accordance with Section 1.5(a), Parent will so notify the Company and will set forth in such notice (i) the number of Shares that are expected to be owned by Purchaser immediately preceding the purchase of the Top-Up Shares and (ii) a place and time for the closing of the purchase of the Top-Up Shares (which, subject to applicable Law and any required regulatory approvals, will be effected as promptly as practicable and not more than two (2) Business Days after the date such notice is delivered to the Company). Such notice will also include an undertaking signed by Parent and Purchaser that, as promptly as practicable following such exercise of the Top-Up Option, Purchaser will, and Parent will cause Purchaser to, as promptly as practicable after such exercise and the delivery by the Company of the Top-Up Shares, consummate the Merger in accordance with Section 2.7. Prior to the closing of the purchase of the Top-Up Shares, upon Purchaser’s request, the Company shall cause its transfer agent to certify in writing to Purchaser the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Shares. At the closing of the purchase of the Top-Up Shares, Purchaser will pay the Company the aggregate price required to be paid for the Top-Up Shares, and the Company shall cause to be issued to Purchaser the Top-Up Shares.

(c) The aggregate purchase price payable for the Top-Up Shares will be paid by Purchaser as follows: (i) the portion of the aggregate purchase price equal to the par value of the Top-Up Shares shall be paid in cash and (ii) the balance of the remaining aggregate purchase price may be paid, at Purchaser’s option, (A) in cash or (B) by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the remaining aggregate purchase price, or some combination thereof. The Company Board has determined that such consideration for the Top-Up Shares is adequate. Any such promissory note will be in the form attached hereto as Annex II, and will include the following terms: (1) the maturity date will be one (1) year after issuance, (2) the unpaid principal amount of the promissory note will accrue simple interest at a per annum rate of 1.31% and (3) the promissory note may be prepaid in whole or in part at any time, without penalty or prior notice.

(d) The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable Law. Parent and Purchaser acknowledge that the Top-Up Shares will not be registered under the Securities Act and would be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Purchaser hereby represents and warrants to the Company that Purchaser will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option is being, and the Top-Up Shares would be, acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 1.6 CVRs.

(a) Parent will, at or prior to the Acceptance Time, cause the CVR Agreement to be duly authorized, executed and delivered by Parent and the Trustee.

(b) Within fifteen (15) Business Days after the date of this Agreement, Parent and Purchaser will prepare and file a registration statement on Form F-4 with the SEC to register the CVRs to be issued in connection with the Offer and the Merger (such registration statement, together with any amendments, supplements and exhibits thereto, the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act (the “Preliminary Prospectus”). The Company will be given a reasonable opportunity to review and comment on the Registration Statement prior to filing with the SEC. Parent and Purchaser will use their reasonable best efforts to cause the Registration Statement to be declared effective by the SEC and, if required by Law, to have the CVR

Agreement become qualified under the Trust Indenture Act, in each case as soon as reasonably practicable after the date of this Agreement. Following the time that the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act. In furtherance and not in limitation of the foregoing, Parent and the Purchaser (i) will respond promptly to any comments from the SEC or its staff with respect to the Registration Statement, including, if necessary, by filing amendments to the Registration Statement and (ii) will request that the SEC declare the Registration Statement effective within two (2) Business Days of being informed by the SEC or its staff that either the Registration Statement will not be reviewed or that review of the Registration Statement is complete. Parent and Purchaser agree to (A) promptly provide the Company and its counsel with a copy of any written comments (or a description of any oral comments) received by Parent, Purchaser or their counsel from the SEC or its staff with respect to the Registration Statement, (B) consult with the Company regarding any such comments prior to responding thereto and (C) provide the Company with copies of any written comments or responses thereto. Parent and Purchaser agree to take all steps necessary to cause the Preliminary Prospectus to be disseminated to holders of Shares as an Offer Document to the extent required by applicable federal securities Laws. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Registration Statement if and to the extent that it has become false or misleading in any material respect. Parent and Purchaser further agree to take all steps necessary to cause the Registration Statement as so corrected to be filed with the SEC and to cause any revised prospectus therein to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Parent and Purchaser will use their reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Offer, the Merger and the transactions contemplated by this Agreement. Parent and Purchaser will advise the Company, promptly after they receive notice, of the time when the Registration Statement has become effective, of the issuance of any stop order with respect to the Registration Statement or the suspension of any qualification of the CVRs.

(c) Within fifteen (15) Business Days after the date of this Agreement, Parent will prepare and submit to Nasdaq (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company) an application covering the CVRs being issued in the Offer and the Merger and will use reasonable best efforts to cause the CVRs to be approved for listing (subject to notice of issuance) for trading on Nasdaq (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company) at or prior to the Acceptance Time.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Massachusetts Business Corporation Act (the “MBCA”), at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the survivor of the Merger (the “Surviving Corporation”).

Section 2.2 Closing; Effective Time. Subject to the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts, promptly, but in no event later than the second (2nd) Business Day, after the satisfaction or waiver of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. At the Closing, the parties hereto will cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of Massachusetts, in such form as required by, and executed in accordance with, the relevant provisions of the MBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of Massachusetts, or such later time as is specified in the Articles of Merger and agreed to by Purchaser and the Company, being hereinafter referred to as the “Effective Time”) and will make all other filings or recordings required under the MBCA in connection with the Merger.

Section 2.3 Effects of the Merger. The Merger will have the effects set forth herein and in Section 11.07 of the MBCA.

Section 2.4 Articles of Organization; Bylaws.

(a) At the Effective Time, the Articles of Organization of the Company will be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Purchaser, the bylaws of the Company will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, in accordance with the Articles of Organization of the Surviving Corporation and as provided by applicable Law.

Section 2.5 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified.

Section 2.6 Special Meeting. Unless the Merger is consummated in accordance with Section 11.05 of the MBCA as contemplated by Section 2.7, and subject to applicable Law, the Company, acting through the Company Board, will, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting (the “Special Meeting”) of its shareholders promptly following the Acceptance Time for the purpose of approving this Agreement. Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by Parent, Purchaser or any of their direct or indirect Subsidiaries will be voted in favor of approval of this Agreement.

Section 2.7 Merger Without Meeting of Shareholders. If, following the Offer and any Subsequent Offering Period, Purchaser owns at least ninety percent (90%) of the outstanding Shares, Purchaser will take all necessary and appropriate action to cause the Merger to become effective, promptly after the consummation of the Offer, without a meeting of shareholders of the Company, in accordance with Section 11.05 of the MBCA.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities, the following will occur:

(a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 3.1(b) and any Dissenting Shares) will be converted into the right to receive (i) an amount in cash equal to the Cash Consideration, without interest thereon and subject to Section 3.6 and (ii) one CVR (the consideration in clauses (i) and (ii), the “Merger Consideration”);

(b) each Share held in the treasury of the Company or owned by Parent or Purchaser immediately prior to the Effective Time will be canceled and retired without any conversion thereof, and each Share held by any direct or indirect Subsidiary of the Company or Parent (other than Purchaser) will remain outstanding with appropriate adjustment to the number thereof to preserve the relative percentage interest in the Company represented by such Shares;

(c) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation; and

(d) each Assumed Preferred Stock Purchase Right (as defined in that certain Securities Purchase Agreement dated as of April 17, 2001, as amended on September 26, 2001, among Novazyme Pharmaceuticals, Inc. and the several purchasers named therein (the “Securities Purchase Agreement”) outstanding immediately prior to the Effective Time will be converted into the right to receive (i) an amount in cash equal to the Cash Consideration minus $18.20, without interest thereon and subject to Section 3.6 and (ii) one CVR.

Section 3.2 Treatment of Equity Awards.

(a) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Acceptance Time, the Company Board (or, if appropriate, any committee administering any Company equity incentive plan (a “Company Equity Plan”)) will adopt resolutions, and the Company will take all other actions as may be required in accordance with applicable Law, each Company Equity Plan and the Company Equity Awards to give effect to the transactions contemplated by this Agreement (including this Section 3.2(a)) and to provide that:

(i) each option to acquire Shares other than through the ESPP (“Company Stock Option”) that is outstanding and unvested immediately prior to the date which is five (5) Business Days after the Offer Amendment Date and that has an exercise price per Share underlying such Company Stock Option (the “Option Exercise Price”) that is equal to or greater than the Cash Consideration shall vest in full as of such date;

(ii) each unexercised Company Stock Option that is outstanding immediately prior to the Acceptance Time, whether or not vested or subject to any performance or other condition, that has an Option Exercise Price that is less than the Cash Consideration, will be cancelled, and, in exchange therefor, each former holder of each such cancelled Company Stock Option will be entitled to receive, in consideration of the cancellation of such Company Stock Option and in settlement therefor, (A) an amount in cash equal to (x) the excess, if any, of (i) the Cash Consideration over (ii) the Option Exercise Price, multiplied by (y) the total number of Shares subject to such Company Stock Option at the time of cancellation, and (B) one CVR per Share subject to such Company Stock Option at the time of cancellation;

(iii) each unexercised Company Stock Option that is outstanding immediately prior to the Acceptance Time, whether or not vested or subject to any performance or other condition, that has an Option Exercise Price that is equal to or greater than the Cash Consideration, will be cancelled at the Acceptance Time without consideration;

(iv) each Share which is a restricted Share (“Company Restricted Stock”) that is outstanding immediately prior to the Acceptance Time will vest in full, if unvested, and become non-forfeitable effective immediately prior to the Acceptance Time and will be cancelled at the Acceptance Time and converted into the right to receive the Merger Consideration, and

(v) each Company restricted stock unit, including any Company restricted stock units which vest based on the achievement of performance conditions (“Company RSU”) that is outstanding immediately prior to the Acceptance Time will vest in full, if unvested, effective immediately prior to the Acceptance Time and the Shares issued thereunder will be cancelled at the Acceptance Time and converted into the right to receive the Merger Consideration.

(b) All amounts payable pursuant to this Section 3.2 will be paid as promptly as practicable following the Acceptance Time, and in any event no later than ten (10) Business Days after the Acceptance Time, and Parent will cause the Surviving Corporation to make such payments as promptly as practicable after the Acceptance Time in accordance with the foregoing and the terms of the applicable Company Stock Option, Company Restricted Stock or Company

RSU (collectively, “Company Equity Awards”) or the applicable Company Equity Plans pursuant to which they were issued.

(c) The Company’s 2009 Employee Stock Purchase Plan (“ESPP”) will continue to be operated in accordance with its terms and past practice for each current Offering (as defined in the ESPP) (each, a “Current Offering”, and collectively, the “Current Offerings”); provided that if the Acceptance Time is expected to occur prior to the end of any of the Current Offerings, the Company will take all action as may be necessary to provide for Shares to be purchased in the applicable Current Offering on an earlier date in accordance with Section 5 of the ESPP (such date, the “Early ESPP Purchase Date”). The Early ESPP Purchase Date shall be prior to the Acceptance Time, and the Company will notify each ESPP participant in writing, prior to such Early ESPP Purchase Date, that the date during the applicable Current Offering on which his or her purchase right may be exercised has been changed to the Early ESPP Purchase Date (including for purposes of determining the per share exercise price of such purchase right pursuant to Section 4 of the ESPP) and that his or her purchase right will be exercised automatically on the Early ESPP Purchase Date, unless prior to such date, he or she has canceled his or her election to participate in the applicable Current Offering as provided in Section 10 of the ESPP. The Company will suspend the commencement of any future Offerings under the ESPP (excepting, for the avoidance of doubt, the Current Offerings) unless and until this Agreement is terminated.

(d) Without limiting the foregoing, the Company shall take all actions as may be necessary to terminate each Company Equity Plan and the ESPP as of the Acceptance Time.

Section 3.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.3(b), any Shares that are issued and outstanding immediately prior to the Effective Time and held by a Company shareholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing payment of fair value for such Shares in accordance with Part 13 of the MBCA (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration unless and until such Company shareholder will have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under the MBCA but will instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Part 13 of the MBCA. From and after the Effective Time, Dissenting Shares will not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). Parent, Purchaser and the Company agree that the Surviving Corporation will not assert that any Top-Up Shares or any promissory note used as a portion of the consideration for the Top-Up Shares negatively impact the fair value of any Dissenting Shares. The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares, and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares will be determined in accordance with Part 13 of the MBCA without regard to the Top-Up Option, the

Top-Up Shares or any promissory note delivered by Purchaser or Parent to the Company in payment for the Top-Up Shares.

(b) The Company will give Parent (i) reasonably prompt notice of any demands for payment of fair value received by the Company, and any withdrawals thereof, received from shareholders or provided to shareholders by the Company with respect to any Dissenting Shares or Shares claimed to be Dissenting Shares, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for such payment under the MBCA. The Company will not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such purported payment demands or offer to settle or settle any such payment demands.

(c) If any Company shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under the MBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s Shares will no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, will be treated as if the shareholder had, as of the Effective Time, been converted into the right to receive the Merger Consideration, without interest, as set forth in Section 3.1(a).

Section 3.4 Surrender of Shares.

(a) Prior to the Acceptance Time and from time to time after the Acceptance Time, Parent will deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) (i) cash in an amount sufficient to pay the aggregate Cash Consideration and (ii) certificates representing the aggregate number of CVRs issuable pursuant to this Agreement and the CVR Agreement, and will cause the Paying Agent to timely make, all payments contemplated in Section 3.4(b). Such cash may be invested by the Paying Agent as directed by Parent; provided, that such investments will be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Paying Agent will mail to each holder of record of a certificate (a “Certificate”) or a book-entry share (a “Book-Entry Share”), which immediately prior to the Effective Time represented outstanding Shares, whose shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the Certificate or Book-Entry Shares will pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent and will be in such form and have such other provisions acceptable to the Company and Parent); and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.4(b), each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a shareholder or other equity holder of, the Company or the Surviving Corporation.

(c) At any time following the date that is one (1) year after the Effective Time, Parent will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) or CVR certificates that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon surrender of their Certificates and Book-Entry Shares. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(d) After the Effective Time, the stock transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates and Book-Entry Shares presented to the Surviving Corporation for transfer will be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE III.

(e) In the event that any Certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate.

Section 3.5 Section 16. The Company Board will, to the extent necessary, take appropriate action, prior to or as of the Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act the disposition and cancellation of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement.

Section 3.6 Withholding. Each of Parent, Purchaser and Surviving Corporation will be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards such amounts as are required to be deducted and withheld therefrom under the United States Internal Revenue Code of 1986, as amended (the

“Code”) or the Treasury Regulations thereunder or any other Tax Law; it being understood that, no withholding or deduction shall be made under the Laws of France from any amounts payable or otherwise deliverable pursuant to this Agreement except to the extent that any such deduction or withholding shall be required by a change in Law (or official interpretation thereof announced by the French taxing authorities) after the date hereof. To the extent such amounts are so deducted and withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.7 Transfer Taxes. If any payment, including payment in the form of a CVR, pursuant to the Offer or the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share, as applicable, is registered, it will be a condition of payment that the Certificate or Book-Entry Share, as applicable, so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the Person requesting such payment will have paid all transfer and other similar Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate or Book-Entry Share, as applicable, surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Any other transfer Taxes payable as a result of the consummation of the Offer or the Merger will be paid by Parent, Purchaser or the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Reports (without giving effect to any amendment to any such SEC Report filed on or after the date of this Agreement and excluding any disclosures that contain general cautionary, predictive or forward-looking statements set forth in any section of a SEC Report entitled “risk factors” or constituting “forward-looking statements” or, except to the extent of any factual information contained therein, any other sections of such filings) or in the correspondingly numbered section of the disclosure letter delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (provided, however, that a matter disclosed with respect to one representation or warranty will also be deemed to be disclosed with respect to each other representation or warranty to the extent that application to such other representation or warranty is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Purchaser as follows:

Section 4.1 Organization and Qualification. The Company is a corporation validly existing under the Laws of The Commonwealth of Massachusetts and is in good standing with the Secretary of State of Massachusetts, with all corporate power and authority necessary to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Each Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X of the Securities Act is a corporation or other legal entity validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with all power and authority necessary to own its properties and conduct its business as currently conducted, and is duly qualified and in good standing as a foreign entity authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any state of facts, change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any state of facts, changes, effects, events or occurrences will be deemed not to constitute a Material Adverse Effect to the extent resulting from (i) changes generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions or changes in the industries (or therapeutic areas) in which the Company operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby; (iii) any change in the market price or trading volume of the Shares, in and of itself; (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to the Company or applicable accounting regulations or principles or the interpretation thereof; (vi) the performance of this Agreement and the transactions contemplated hereby, including compliance with covenants set forth herein (excluding the Company operating in the ordinary course of business consistent with past practice), or any action taken or omitted to be taken by the Company at the request or with the prior written consent of Parent or Purchaser; (vii) any legal proceedings commenced by or involving any current or former shareholders of the Company (on their own or on behalf of the Company) arising out of or related to this Agreement or the transactions contemplated hereby; (viii) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period, in and of itself; and (ix) the results of any clinical trial involving the humanized antibody directed against CD52 known as alemtuzumab (the “Alemtuzumab Clinical Trial Results”) except to the extent that such results adversely affect the business of the Company or its Subsidiaries not related to alemtuzumab; provided, however, that state of facts, changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of facts, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate. For the avoidance of doubt, (A) “in and of itself” means that the exceptions in clause (iii) and clause (viii) of the definition of “Material Adverse Effect” shall not exclude a determination that a state of facts, change, effect, event or occurrence underlying such change or failure has resulted in a Company Material Adverse Effect and (B) the exception in clause (ix) of the definition of “Material Adverse Effect” shall not exclude a determination that an effect of the Alemtuzumab Clinical Trial Results on the business of the Company or its Subsidiaries that is not related to alemtuzumab has resulted in a Company Material Adverse Effect.

Section 4.2 Articles of Organization and Bylaws. The Company has heretofore made available to Parent true, correct and complete copies of the articles of organization and bylaws of the Company as currently in effect (respectively, the “Articles of Organization” and “Bylaws”). The Company is not in violation of any of the provisions of the Articles of Organization and Bylaws and none of the Company’s Subsidiaries are in violation in any respects of any of the provisions of their organizational or governing documents, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 690,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

(b) As of the close of business on February 10, 2011 (the “Capitalization Date”): (i) 261,778,425 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (ii) an aggregate of 31,982,775 Shares were reserved for issuance under the Company Equity Plans upon or otherwise deliverable in connection with Company Equity Awards, of which 24,937,217 Shares are subject to outstanding Company Stock Options, zero Shares are subject to outstanding awards of Company Restricted Stock, 4,840,363 Shares are subject to outstanding Company RSUs, and 2,205,195 Shares are eligible for issuance under the ESPP; (iii) an aggregate of 28,782,825 Shares were held in the treasury of the Company and (iv) no shares of Preferred Stock were issued and outstanding. From the close of business on the Capitalization Date through the date of this Agreement, no options or other rights to acquire shares of Common Stock (including Company Equity Awards) or shares of Preferred Stock have been granted and no shares of Common Stock have been issued, except for shares of Common Stock issued pursuant to the exercise or settlement of Company Equity Awards outstanding on the Capitalization Date in accordance with their terms. An aggregate of 3,000,000 shares of Preferred Stock have been designated as Series A Junior Participating Preferred Stock, all of which were reserved for issuance upon exercise of preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Fourth Amended and Restated Renewed Rights Agreement, dated as of May 28, 2004, between the Company and American Stock Transfer & Trust Company, as rights agent (the “Company Rights Agreement”), which expired on March 28, 2009.

(c) Except as set forth in clauses (a) and (b) of this Section 4.3 and in Section 4.3(b) of the Company Disclosure Letter (including shares of Common Stock described therein as reserved for issuance upon the exercise of Company Equity Awards), and except for the Company’s obligations under this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (C) options, warrants or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”); (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities; (iii) there are no other options, calls, warrants or other rights relating to Company Securities to which the Company is a party, (iv) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote and (v) there are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Shares or the value of the Company or any part thereof.

(d) The outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares of capital stock or other equity interests are owned beneficially and of record by the Company or a Company Subsidiary, free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”) other than (i) Permitted Liens and (ii) any guaranty by a Company Subsidiary, pursuant to that certain (A) Indenture, dated as of June 17, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, (B) First Supplemental Indenture, dated as of June 17, 2010, by and among the Company, the Company Subsidiaries party thereto and The Bank of New York Mellon Trust Company, N.A., (C) Second Supplemental Indenture, dated as of December 28, 2010, by and among the Company, Genzyme Europe B.V. and The Bank of New York Mellon Trust Company, N.A., and (D) Credit Agreement, dated as of July 14, 2006 (the “Credit Agreement”), by and among the Company and its Subsidiaries party thereto, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, ANB AMRO Bank N.V., Citizens Bank of Massachusetts and Wachovia Bank, National Association, as co-documentation agents, as amended on November 30, 2010. There are not outstanding or authorized any options or other rights to acquire from the Company Subsidiaries, or any obligations of the Company Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company Subsidiaries (collectively, “Subsidiary Securities”). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities, and there are no other options, calls, warrants or other rights, relating to Subsidiary Securities to which the Company or its Subsidiaries is a party.

Section 4.4 Authority.

(a) The Company has all necessary corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the holders of Shares to the extent required by applicable Law, to consummate the Offer and the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Offer and the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the Offer and the Merger (other than approval of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Secretary of State of Massachusetts of the Articles of Merger as required by the MBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(b) The Company Board (at a meeting or meetings duly called and held) has: (i) determined that this Agreement and the Offer and the Merger are in the best interests of the Company; (ii) adopted this Agreement; (iii) approved the Offer and the Merger, (iv) directed that this Agreement be submitted to the holders of Shares for approval (unless the Merger is consummated in accordance with Section 11.05 of the MBCA as contemplated by Section 2.7); and (v) consented to the Offer and resolved to recommend acceptance of the Offer and approval of this Agreement by the holders of Shares (the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn.

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth on Schedule 4.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company, the consummation of the Offer, and, subject to the approval of this Agreement by the holders of Shares under the MBCA to the extent required by applicable Law, the consummation by the Company of the Merger do not and will not, (i) conflict with or violate the Articles of Organization or Bylaws, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement (“Law”) applicable to the Company or its Subsidiaries or by which any of their respective properties are bound, or (iii) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default), or (B) give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument (each, a “Contract”) to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory authority, agency, court, commission, or any other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Information Statement and the Post-Effective Amendment), and state securities, takeover and “blue sky” laws, (ii) material provisions of the Antitrust Laws of the jurisdictions set forth on Annex III, (iii) applicable requirements of Nasdaq, (iv) applicable requirements of the MBCA, (v) applicable requirements of federal and state health care Laws, (vi) any Law applicable to this Agreement or the transactions contemplated hereby due to the characteristics of Parent or Purchaser or the nature of their businesses, and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6 SEC Reports; Financial Statements; Sarbanes-Oxley; Undisclosed Liabilities.

(a) The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC under applicable Law, including the Exchange Act, since January 1, 2008 (such documents filed since January 1, 2008 and prior to the date hereof, the “SEC Reports”). As of their respective dates, each of the SEC Reports complied as to form in all material respects with the applicable requirements of applicable Law, including the Exchange Act, the Securities Act of 1933, as amended, and the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review or investigation, other than any review or investigation initiated as a result of the Offer and the transactions contemplated by this Agreement. None of the Subsidiaries of the Company is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included in the SEC Reports (the “Financial Statements”), as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP in all material respects and fairly present in all material respects in conformity with GAAP the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, consolidated statements of cash flows, as well as the stockholders’ equity for the periods indicated therein (subject, in the case of unaudited Financial Statements, to normal and recurring year-end audit adjustments and condensed notes).

(c) The Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements, and such system of internal control over financial reporting is reasonably effective. The Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) To the knowledge of the Company, as of the date hereof, no employee of the Company or its Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or its Subsidiaries. Neither the Company or its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or its Subsidiaries has discharged, demoted or suspended an employee of the Company or its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(e) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the SEC Reports, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Neither the Company nor its Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet, other than liabilities (i) as and to the extent reflected or reserved against on the Audited Balance Sheet or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2009, (iii) arising from contractual obligations under Contracts set forth in Section 4.7 of the Company Disclosure Letter or other Contracts not required to be listed therein, (iv) liabilities resulting from the Company’s compliance with Section 6.1, (v) investment banking, accounting, legal and other fees incurred by the Company in connection with the negotiation, execution and delivery of this Agreement, or (vi) liabilities that would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole. The “Audited Balance Sheet” means the consolidated balance sheet of the Company dated as of December 31, 2009 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC prior to the date hereof.

Section 4.7 Contracts.

(a) As of the date hereof, except as set forth as an exhibit to the SEC Reports or on Section 4.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or any of their respective assets are bound by any:

(i) Contract relating to third-party indebtedness for borrowed money or any third-party financial guaranty in excess of $100 million;

(ii) Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”);

(iii) Contract that contains any non-compete provision that limits or purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries to compete in any line of business, other than those that, in each case, would not be material to the Company or its Subsidiaries, taken as a whole; or

(iv) Contract with a third party containing a “standstill” that restricts the ability of the Company, its Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of such third party or its Affiliates.

(b) All Contracts of the type described in Section 4.7(a) above to which the Company or its Subsidiaries is a party to or by which their respective assets are bound by as of the date of this Agreement, together with the Contracts set forth on Section 4.7 of the Company Disclosure Letter and the Contracts filed as exhibits to the SEC Reports, are referred to herein as the “Material Contracts.” Prior to the date of this Agreement, the Company, subject to the Confidentiality Agreement, has made available to Parent, to the extent a correct, complete and unredacted copy of a Material Contract is not available to the public on the website maintained by the SEC, a correct, complete and unredacted copy of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto. Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole: (i) each Material Contract is valid and binding on the Company or its Subsidiaries and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by it under each Material Contract. Except in any case of default as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) there is no default under any Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, by any other party, and (y) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, by any other party. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract, or received any notice of breach or default in any material respect under any Material Contract which breach or default has not been cured.

Section 4.8 Properties. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, (a) holds good title to all real property assets reflected in the latest balance sheet included in the SEC Reports as being owned by the Company or its Subsidiaries (collectively, with respect to real property, the “Owned Real Property”) or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof), free and clear of all Liens, except (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) other statutory Liens securing payments not yet due, and (iv) such imperfections or irregularities of title, claims, liens (including mechanics’ liens), charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the current or intended use of the properties or assets subject thereto or affected thereby or otherwise materially impair current or planned business operations at such properties (collectively, the “Permitted Liens”), (b) holds the Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease, (c) is the lessee of all leasehold estates reflected in the Financial Statements or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of since the date thereof) (collectively, with respect to real property, the “Leased Real Property”) and (x) is in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, subject to the Bankruptcy and Equity Exception and (y) the Company has not received any written notice of termination or cancellation of or of a breach or default under any such lease.

Section 4.9 Intellectual Property.

(a) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Company, the Company and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property used in the conduct of their respective business as currently conducted and as currently proposed to be conducted; (ii) to the knowledge of the Company, the use of such Intellectual Property by the Company and its Subsidiaries in the conduct of their respective business as currently conducted and as currently proposed to be conducted does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use such Intellectual Property; (iii) no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; (iv) there is no litigation, opposition or cancellation proceeding pending (or to the knowledge of the Company, threatened) against the Company concerning the ownership, validity, registerability, enforceability or infringement or use of any of the Intellectual Property owned or used by the Company and its Subsidiaries nor has the Company received any written notice of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries, (v) to the knowledge of the Company, no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used in the conduct of their respective business as currently conducted and as currently proposed to be conducted, or is being enforced, in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property, nor is any such Intellectual Property subject to any outstanding injunction, decree, order, judgment, agreement or stipulation that restricts in any manner the validity or enforceability of such Intellectual Property, or that restricts such use by the Company or any of its Subsidiaries, and (vi) to the knowledge of the Company, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in: (x) the Company or any of its Subsidiaries granting to any third Person any right to any material Intellectual Property owned by, or licensed to, the Company and its Subsidiaries, or (y) the Company or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business. Following the consummations of the transactions contemplated by this Agreement, to the knowledge of the Company, the Company and its Subsidiaries will have the right to exercise all of their current material rights under agreements granting rights to the Company or any of its Subsidiaries with respect to Intellectual Property of a third Person, without the payment of any additional consideration as a result of such transaction and without the necessity of any third Person consent as a result of such transaction. For purposes of this Agreement, “Intellectual Property” means all U.S. or foreign intellectual property or proprietary rights, including any rights available under trademarks, service marks, trade names, brand names, certification marks, trade dress, logos and corporate names, together with the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof; trade secrets and rights to limit the use or disclosure thereof by any Person; and copyrights and other works of authorship, all registrations or applications for registration of copyrights, any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(b) The Company and, to the knowledge of the Company, its Subsidiaries, have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by the Company and its Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets and to assign to the Company or its Subsidiaries all right, title and interest in and to the Intellectual Property made or developed by such Persons in the course of their employment or engagement by the Company or its Subsidiaries. To knowledge of the Company, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, license or any other appropriate Contract which has not been breached.

Section 4.10 Compliance.

(a) Since January 1, 2008, each of the Company and its Subsidiaries is in compliance with all Laws applicable to its business or operations and that are material to the Company and its Subsidiaries, taken as a whole, including any such Laws enforced by the FDA and comparable foreign Governmental Entities, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole. This Section 4.10 shall not apply with respect to Tax matters, which shall be governed by Section 4.16.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries hold all licenses, permits, franchises, variances, registrations, exemptions, orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and any other Governmental Entity that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of the Company’s products (any such Governmental Entity, a “Company Regulatory Agency”) necessary for the lawful operation of the businesses of the Company or any of its Subsidiaries (the “Permits”), and all such Permits are valid, and in full force and effect. Except as has been separately disclosed to Purchaser prior to the date of this Agreement, since January 1, 2008, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole. Except as has been separately disclosed to Purchaser prior to the date of this Agreement, the Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Permits, and no event has occurred that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries are in compliance in all material respects with the consent decree entered into by the Company with the FDA on May 24, 2010.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole, since January 1, 2008, all applications, submissions, information and data utilized by the Company or the Company’s Subsidiaries as the basis for, or submitted by or, to the knowledge of the Company, on behalf of the Company or its Subsidiaries in connection with, any and all requests for Permits relating to the Company or any of its Subsidiaries when submitted to the FDA or other Company Regulatory Agency, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Company Regulatory Agency.

(e) Since January 1, 2008, neither the Company, nor its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company and its Subsidiaries, taken as a whole.

(f) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. To the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA and similar Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(g) For the avoidance of doubt, the provisions of this Section 4.10 do not apply to Environmental Laws or Materials of Environmental Concern.

Section 4.11 Absence of Certain Changes or Events.

(a) Since September 30, 2010 through the date of this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and except as provided in or contemplated by this Agreement, as set forth in Section 4.11(a) of the Company Disclosure Letter or as required by applicable Law, neither the Company nor any of its Subsidiaries has taken any action since September 30, 2010 that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.1.

(b) Since September 30, 2010 through the date of this Agreement, there has not been any state of facts, change, event, effect or occurrence that has had, individually or in the aggregate, a Material Adverse Effect.

Section 4.12 Absence of Litigation. Except as has been separately disclosed to Purchaser prior to the to date of this Agreement, as of the date hereof (and in the case of an inquiry or investigation by a Governmental Entity, to the knowledge of the Company), there is no Proceeding (excluding any inquiry or investigation not by a Governmental Entity and patent prosecutions) pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries or any of its or their properties, other than any such Proceeding that would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company or on Parent and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor its Subsidiaries nor any of their respective properties is subject, or, to the knowledge of the Company, threatened to be subject, to any outstanding judgment, settlement, award, order, writ, injunction or decree, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Company or on Parent and its Subsidiaries, taken as a whole. This Section 4.12 shall not apply with respect to Tax matters, which shall be governed by Section 4.16. “Proceeding” means a claim, action, suit, arbitration, mediation, inquiry or investigation or proceeding by or before any Governmental Entity

Section 4.13 Employee Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter, sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral), or where substantially the same form of any of the foregoing covers more than one person, the form thereof, providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company, any of its Subsidiaries or any of its or their ERISA Affiliates, which are now maintained, sponsored or contributed to (or required to be contributed to) by the Company, any of its Subsidiaries or any of its or their ERISA Affiliates, or under which the Company, any of its Subsidiaries or any of its or their ERISA Affiliates has any material obligation or liability, whether actual or contingent, including all material incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, medical, life insurance, disability, retiree healthcare, retiree life insurance, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each, a “Company Plan”), excluding Foreign Benefit Plans. For purposes of this Agreement, the term “Foreign Benefit Plans” shall mean those Company Plans maintained, sponsored or contributed to primarily for the benefit of current or former employees of the Company, any of its Subsidiaries or any of its or their ERISA Affiliates who are or were regularly employed outside the United States. Section 4.13(a) of the Company Disclosure Letter (as the same may be amended or supplemented not later than ten (10) Business Days following the date hereof with respect to Foreign Benefit Plans), sets forth a true, complete and correct list of each material Foreign Benefit Plan (other than any Foreign Benefit Plan required by applicable Law to be so maintained, sponsored or contributed to (or required to be contributed to) by the Company, any of its Subsidiaries, or any of its or their ERISA Affiliates). For purposes of this Section 4.13, “ERISA Affiliate” shall mean any Person (whether or not incorporated) that, together with any other Person, is or has within the last six (6) years been considered, a single employer under Section 414 of the Code or 4001(b) of ERISA. The Company has no express or implied commitment to terminate, modify or change any Company Plan, other than with respect to a termination, modification or change required by applicable Law, including ERISA or the Code, or as expressly permitted by this Agreement, or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) With respect to each Company Plan (other than Foreign Benefit Plans), the Company has made available to Parent (whether through public filings or otherwise) true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Plan (or, in any case where Company Plans in substantially the same form cover more than individual, the form of such Company Plan) or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the Internal Revenue Service (the “IRS”); (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or other funding arrangements; (vii) any material notices to or from the IRS or any office or representative of the Department of Labor or other applicable Governmental Entity relating to any unresolved compliance issues in respect of any such Company Plan; and (viii) all material amendments, modifications or supplements to such Company Plan. With respect to each Foreign Benefit Plan, the Company shall make available true, complete and correct copies of the items identified in each of clauses (i), (iii), (vi), (vii) and (viii) above within ten (10) Business Days following the date hereof.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan has been administered in accordance with its terms, any applicable Collective Bargaining Agreement, ERISA, the Code (including Section 409A of the Code) and all other applicable Law, including timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of the Company Plans as of the date of this Agreement. With respect to each of the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to any liability (contingent or otherwise), that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Each Company Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries has received notice of, and there are no pending or, to the knowledge of the Company, threatened, audits or investigations by any Governmental Entity with respect to, or other actions, claims, suits or other proceedings against or involving any Company Plan or asserting rights or claims to benefits under any Company Plan (other than routine claims for benefits payable in the normal course). Except as set forth in Section 4.13(c)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation for retiree healthcare or retiree life insurance benefits under any Company Plan (other than a Foreign Benefit Plan) or Collective Bargaining Agreement covering employees located in the United States other than for continuation coverage required to be provided pursuant to Section 4980B of the Code and at the sole expense of such participant. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any material obligation for retiree healthcare or retiree life insurance benefits under any Foreign Benefit Plan or Collective Bargaining Agreement covering employees located outside of the United States other than as required pursuant to applicable Law. Other than as set forth on Section 4.13(c)(ii) of the Company Disclosure Letter or as otherwise provided by applicable Law, each Company Plan that provides retiree healthcare or retiree life insurance benefits may be amended or terminated without material liability to the Company or any of its Subsidiaries at any time after the Effective Time.

(d) No Company Plan subject to ERISA is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or a “multiple employer plan” subject to Sections 4063/4064 of ERISA or Section 413(c) of the Code and none of the Company, any of its Subsidiaries or its or their ERISA Affiliates has sponsored or contributed to (or been required to contribute to) a “multiemployer plan” or “multiple employer plan,” in either case, that is subject to ERISA.

(e) Except as set forth on Section 4.13(e) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or its or their ERISA Affiliates maintains or contributes to (or is required to contribute to), or during the six-year period prior to the date hereof has maintained or contributed to (or been required to contribute to), any Company Plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Except as would not have, individually or in the aggregate, a Material Adverse Effect, with respect to each plan set forth on Section 4.13(e) of the Company Disclosure Letter that is subject to Section 412 of the Code or Section 302 of Title IV of ERISA: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and no such plan is in “at risk,” “endangered” or “critical” status within the meaning of Sections 430 and 432 of the Code; (ii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which has not been fully and accurately reported in a timely fashion, as required; (iii) there has not been a partial termination; and (iv) none of the following events has occurred: (A) the filing of a notice of intent to terminate, or (B) the treatment of an amendment to such a Company Plan as a termination under Section 4041 of ERISA and, to the knowledge of the Company, no condition exists that presents a substantial risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan. Except as would not have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or any of its or their ERISA Affiliates has incurred any liability to the Pension Benefit Guaranty Corporation which remains outstanding and unsatisfied.

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter (as the same may be amended or supplemented not later than ten (10) Business Days following the date hereof with respect to Foreign Benefit Plans and not later than ten (10) Business Days following the date hereof with respect to clause (ii) of this subsection (f)), neither the execution of this Agreement nor the consummation of the Merger will constitute an event that, either alone or in conjunction with any other event, will or may result in (i) any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any current or former director, employee or other personnel of the Company or any of its Subsidiaries, (ii) any amount failing to be deductible by reason of Section 280G of the Code or (iii) the provision of any gross-up, indemnity or reimbursement of excise Taxes or any income or other Taxes under the Code.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no debt which has arisen under section 75 or section 75A of the Pensions Act 1995 in relation to the Genzyme Ltd. Retirement Benefits Scheme (the “UK Pension Plan”) is unpaid or outstanding, (ii) the UK Pension Plan is not in the process of being wound-up, (iii) no event has occurred or would on, or as a result of, the Closing occur which would, or could, result in or entitle the UK Pension Plan to be wound-up, terminated or closed in whole or in part or alter the balance of powers between the sponsoring employer and the trustees applicable immediately prior to the Closing, (iv) none of the Company, any of its Subsidiaries or its or their Affiliates has been issued with a contribution notice or financial support direction by the UK Pensions Regulator in accordance with its powers under section 38 to 51 of the UK Pensions Act 2004 and there are no facts or circumstances which would reasonably be expected to result in the issue of either.

(h) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws of any controlling Governmental Entity; (ii) each Foreign Benefit Plan required to be registered has been registered (and where applicable, accepted for registration) and has been maintained in good standing with applicable regulatory authorities; and no material fact or event has occurred that would reasonably be expected to adversely affect such good standing status or result in the imposition of any liability, penalty or Tax under applicable Law; (iii) each Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law; (iv) all employer and employee contributions to each Foreign Benefit Plan required by applicable Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; and (v) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

Section 4.14 Labor and Employment Matters.

(a) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local “mass layoff” or “plant closing” or redundancy Law, the Fair Labor Standards Act, as amended, and any foreign, state or local equivalents, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no unfair labor practice charge pending or, to the knowledge of the Company, threatened which if determined adversely to the Company or its Subsidiaries would reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no pending, or, to the knowledge of the Company, threatened, organizational campaigns, petitions or other activities or proceedings of any labor union, works council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization, (ii) there are no strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to the knowledge of the Company, threatened, and (iii) neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, work stoppage or other labor-related controversy within the past three (3) years.

(b) Section 4.14(b) of the Company Disclosure Letter lists all employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining agreements, union contracts and similar labor agreements in effect, including any industry-wide or statutorily mandated agreement in a non-U.S. jurisdiction, that cover any employees of the Company or any Subsidiary or to which the Company or any Subsidiary is a party or otherwise bound (each, a “Collective Bargaining Agreement”). Except as set forth on Section 4.14(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary is subject to any obligation to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Closing (whether under applicable Law or any written agreement).

Section 4.15 Insurance. Except as has not had, and would not reasonably be expected to have,

individually or in the aggregate, a Material Adverse Effect, (a) each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance with the terms and conditions of such Insurance Policy, (b) neither the Company nor any of its Subsidiaries is in breach or default under any Insurance Policy, and (c) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Insurance Policy.

Section 4.16 Tax Matters.

(a) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed, or have caused to be duly and timely filed (in each case, taking into account extensions validly obtained) all Tax Returns required to be filed, (ii) all such Tax Returns are true, complete and accurate, (iii) all Taxes due and payable by the Company and its Subsidiaries (whether or not shown on such Tax Returns), including Taxes required to be withheld from amounts owing to any employee, creditor, shareholder or other third party, have been timely paid, except in each case of clauses (i) through (iii) with respect to matters for which adequate reserves have been established in accordance with GAAP in the most recent Financial Statements, (iv) no Tax authority has asserted, or threatened in writing to assert, a U.S. federal or state, or to the knowledge of the Company, foreign Tax liability in connection with an audit or other administrative or court proceeding involving Taxes of the Company or any of its Subsidiaries that has not been paid or otherwise settled, (v) neither the Company nor any of its Subsidiaries has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding two (2) years, (vi) neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b), (vii) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than an agreement or arrangement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries), or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise, (viii) to the knowledge of the Company, no claim has been made in the last three years by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, and (ix) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of U.S. federal or state income or franchise Taxes or agreed to any extension of time with respect to a U.S. federal or state income or franchise Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return.

(b) For purposes of this Agreement, “Tax” means all taxes, levies, imposts, duties, and other like charges or assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, or windfall profit tax, or other tax of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof, and “Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns, in each case, in respect of Taxes filed or required to be filed with a taxing authority and, in each case, any amendments thereto.

Section 4.17 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries comply, and have complied since January 1, 2008, with all applicable Environmental Laws (as defined below), which compliance includes obtaining, maintaining and complying with all applicable Environmental Permits (as defined below) required under such Environmental Laws for the Company and its Subsidiaries to operate; (ii) there are no Materials of Environmental Concern (as defined below) at any of the properties at which the Company or any of its Subsidiaries owns, leases or operates or, to the knowledge of the Company, at properties formerly owned, leased or operated by the Company or its Subsidiaries under circumstances that are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate Governmental Entity or otherwise; (iv) as of the date hereof, neither the Company nor its Subsidiaries has received any written claim, notice or complaint, or been subject to any Proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and to the knowledge of the Company no such Proceeding has been threatened; and (v) to the knowledge of the Company, there are no current facts, circumstances or conditions arising out of or relating to the operations of the Company or its Subsidiaries or any currently or formerly owned, leased or operated properties of the Company or its Subsidiaries that would reasonably be expected to result in the Company or its Subsidiaries incurring liability under any applicable Environmental Law.

(b) The consummation of the Merger by the Company does not require the prior consent or pre-approval of any Governmental Entity with jurisdiction over the Company or any of its Subsidiaries regarding environmental matters (including Environmental Permits), except such consents or pre-approvals under Section 4.5(b)(vii) hereof.

(c) Notwithstanding any other representations and warranties in this Agreement, and except for the representations and warranties in Section 4.6, the representations and warranties in this Section 4.17 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(d) For purposes of this Agreement, the following terms have the meanings assigned below:

“Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, orders, judgments, codes, decrees or other legal requirements protecting the environment, including the ambient air, soil, surface water or groundwater or natural resources, pollution or human exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“Materials of Environmental Concern” means any pollutants or contaminants or any hazardous, acutely hazardous, radioactive or toxic substance, material or waste defined and regulated as such under Environmental Laws.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

Section 4.18 Affiliate Transactions. Except as set forth in Section 4.18 of the Company Disclosure Letter, no executive officer or director of the Company or its Subsidiaries and no Person known by the Company to currently own five percent (5%) or more of the Shares, is a party to any Contract with or binding upon the Company or its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that is not disclosed in the SEC Reports.

Section 4.19 Schedule 14D-9; Offer Documents; Information Statement.

(a) None of the information supplied or to be supplied by or on behalf of the Company or any Affiliate of the Company for inclusion in the Offer Documents or the Post-Effective Amendment will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will not, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser that is included in the Offer Documents or the Schedule 14D-9. The Schedule 14D-9 will, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b) The letter to shareholders, notice of meeting and information statement or proxy statement and form of proxy, as the case may be, that may be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Information Statement”) will not, at the time the Information Statement is first mailed to shareholders of the Company, at the time any amendment or supplement thereto is filed with the SEC, and at the time of any Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or any Affiliate of Parent or Purchaser for inclusion in the Information Statement. The Information Statement will, at the time the Information Statement is first mailed to shareholders of the Company, at the time of the Special Meeting, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 4.20 Opinion of Financial Advisors. Prior to the execution of this Agreement, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. (the “Financial Advisors”) each has delivered to the Company Board its oral opinion (to be confirmed in writing), dated on or about the date hereof, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Cash Consideration and the CVR to be paid to the holders of Shares (other than Parent and its Affiliates) in the Offer and the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A correct and complete copy of the written opinion of each of the Financial Advisors will be delivered to Parent for informational purposes only promptly after receipt thereof by the Company.

Section 4.21 Brokers; Certain Fees. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or its Subsidiaries, other than the Financial Advisors.

Section 4.22 Takeover Laws. The action taken by the Company Board described in Section 4.4(b) represents all the action necessary to ensure that the requirements and restrictions set forth in Chapters 110C and 110F of the Massachusetts General Laws do not apply to Parent or Purchaser in connection with the Offer, the Merger and the other transactions contemplated by this Agreement, and the Company has opted out of application of Chapter 110D of the Massachusetts General Laws (such Chapters 110C, 110D, and 110F are collectively referred to as the “Takeover Laws”). To the knowledge of the Company, no other state takeover statute is applicable to the Offer, the Merger or the other transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Parent and Purchaser, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1 Organization. Parent is a société anonyme duly organized and validly existing under the Laws of the Republic of France and Purchaser is a corporation validly existing and in good standing under the laws of Massachusetts. Each of Parent and Purchaser has with all power and authority necessary to own its properties and conduct its business as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser free and clear of all Liens. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities except as contemplated by this Agreement. “Purchaser Material Adverse Effect” means any change, effect, event or occurrence, individually or in the aggregate, that has or would be expected to have a material adverse effect on the ability of Parent or Purchaser to timely perform their obligations under this Agreement or to timely consummate the transactions contemplated hereby.

Section 5.2 Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer and the Merger. The execution and delivery of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the Offer and the Merger have been duly and validly authorized by all necessary corporate action of Parent and Purchaser, and no other corporate or other entity proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Offer and the Merger (other than the filing with the Secretary of State of Massachusetts of the Articles of Merger as required by the MBCA). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally (including mandat ad hoc, conciliateur, procedure de sauvegarde), general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, and (ii) to the effects of mandatory provisions of the laws of any jurisdictions which are applicable irrespective of the Law governing this Merger Agreement or the CVR Agreement (lois de police) and any public policy consideration (including French public international policy “ordre public international”).

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the consummation of the Offer and the Merger by Parent and Purchaser, do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or Purchaser, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which either of them or any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or (B) give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or Purchaser under, any Contracts to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which Parent, Purchaser or any of their respective Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Purchaser and the consummation of the Offer and the Merger by each of Parent and Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, including those set forth on Schedule 5.3(b), except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) material provisions of the Antitrust Laws of the jurisdictions listed in Annex III, (iii) applicable requirements of the MBCA, (iv) the qualification of the CVR Agreement under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), if required by Law, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4 Absence of Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a

Purchaser Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5 Offer Documents; Schedule 14D-9; Registration Statement; Information Statement.

(a) None of the Offer Documents, the Registration Statement nor the Post-Effective Amendment will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company or any Affiliate of the Company. The Offer Documents, the Registration Statement and the Post-Effective Amendment will, at the time such documents are filed with the SEC, at the time the Offer Documents are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

(b) None of the information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser for inclusion in the Information Statement or the Schedule 14D-9 will, at the times such documents are filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, in the case of the Information Statement, at the time the Information Statement is mailed to shareholders of the Company and at the time of any Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.6 Brokers. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

Section 5.7 Availability of Funds; Financing.

(a) Parent has delivered to the Company true and complete fully executed copies of the Term Facilities Agreement, dated as of October 2, 2010, between Parent and BNP Paribas, J.P. Morgan PLC and Société Générale Corporate & Investment Banking, including all exhibits, schedules, annexes and amendments to such in effect as of the date of this Agreement (the “Facilities Agreement”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) have severally agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Facilities Agreement. The Facilities Agreement has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Facilities Agreement have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Facilities Agreement is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the knowledge of Parent, the other parties thereto. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Facilities Agreement in the form so delivered to the Company. Subject to the terms and conditions of the Facilities Agreement, the net proceeds contemplated from the Financing, together with other financial resources of Parent and Purchaser, including cash on hand, will, in the aggregate, through the expiration of the Offer and at the Acceptance Time, Effective Time and the Closing, be sufficient to pay all amounts to be paid by Parent and Purchaser in connection with this Agreement and to consummate the transactions contemplated hereby, including amounts necessary to accept for payment and pay for any Shares pursuant to the Offer, to pay any amounts required to be paid pursuant to ARTICLE III, to consummate the Merger, to pay Parent and Purchaser’s costs and expenses, and to pay any debt required to be repaid in connection with the Merger, and there is no restriction on the use of such cash for such purpose.

(b) As of the date of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent under the Facilities Agreement or, to the knowledge of Parent, any other party to the Facilities Agreement, and (ii) subject to the satisfaction of the Offer Conditions and the conditions contained in ARTICLE VII hereof, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary to pay all amounts to be paid by Parent and Purchaser in connection with this Agreement and to consummate the transactions contemplated hereby, including amounts necessary to accept for payment and pay for any Shares pursuant to the Offer, to pay any amounts required to be paid pursuant to ARTICLE III, to consummate the Merger, to pay Parent and Purchaser’s costs and expenses, and to pay any debt required to be repaid in connection with the Merger, will not be available to Parent and Purchaser through the expiration of the Offer and at the Acceptance Time, Effective Time and the Closing. Parent has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Facilities Agreement, and Parent will pay when due all other fees arising under the Facilities Agreement as and when they become payable.

Section 5.8 Operations of Purchaser. Purchaser has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.9 Share Ownership. Parent, Purchaser and their respective Affiliates (a)

beneficially own an aggregate of 100 Shares and (b) do not and have not beneficially owned any other Company Securities in the three (3) years prior to the date of this Agreement.

Section 5.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Offer or the Merger. The vote or consent of Parent as the sole shareholder of Purchaser (which shall occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Purchaser necessary to approve this Agreement, the Offer or the Merger.

Section 5.11 Investigation by Parent and Purchaser.

(a) Each of Parent and Purchaser (i) has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and (ii) acknowledges that each of Parent and Purchaser has been provided access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which they and their Representatives have requested to review and that they and their Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. In entering into this Agreement, each of Parent and Purchaser has relied solely upon its own investigation and analysis, and each of Parent and Purchaser acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Purchaser or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Purchaser with respect to (x) any projections, estimates or budgets for the Company or its Subsidiaries or (y) any materials, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Purchaser or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in ARTICLE IV. To the knowledge of Parent, none of the Company’s representations or warranties are untrue in any material respect.

(b) In connection with Parent’s and Purchaser’s investigation of the Company, each of Parent and Purchaser has received from the Company and its Representatives certain projections and other forecasts, including but not limited to projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Purchaser is familiar with such uncertainties, that each of Parent and Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent and Purchaser and its Representatives shall have no claim against any Person with respect thereto. Accordingly, each of Parent and Purchaser acknowledges that, without limiting the generality of this Section 5.11(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 5.12 Other Agreements. Parent has disclosed to the Company all material contracts, agreements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Purchaser or any Affiliate of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business of the Company Pending the Merger. Except as provided in this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or in the SEC Reports, as required by applicable Law or as consented to by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement to the earlier of (i) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.4(a) and (ii) the Effective Time (such earlier time, the “Control Time”), the Company will, and cause its Subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice. Without limiting the generality of the foregoing and except as provided in this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or in the SEC Reports, or as required by applicable Law, during the period from the date of this Agreement to the Control Time, without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned (other than actions referred to below in clauses (a), (b), (c), (e), (k), (q) and, to the extent pertaining to any item covered by such clauses, clause (s)), the Company will not, and will cause its Subsidiaries not to:

(a) amend or otherwise change its articles of organization or bylaws or any similar governing instruments;

(b) issue, grant, confer, award, deliver, sell, pledge, dispose of or encumber any Company Securities or other rights of any kind to acquire or receive any Company Securities (except for (i) the issuance of shares of Common Stock upon the exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement and (ii) the grant of Company Equity Awards in connection with new hires in the ordinary course of business consistent with past practice);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary to the Company or another Subsidiary of the Company);

(d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other equity interests of the Company (other than the acquisition of Shares tendered by directors, officers, employees or former employees (i) in connection with a cashless exercise of Company Stock Options outstanding as of the date of this Agreement or issued pursuant to Section 6.1(b)(ii) of this Agreement, or (ii) in order to pay Taxes in connection with the exercise or vesting of Company Equity Awards outstanding as of the date of this Agreement or issued pursuant to Section 6.1(b)(ii) of this Agreement;

(e) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any material sale, license lease, encumbrance or other disposition of any business, assets or securities, in each case other than (i) in the ordinary course of business consistent with past practice and (ii) (except as applicable to licenses) in individual transactions involving less than $25 million in assets;

(f) enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of any material rights under, any Material Contract (or Contract that would be a Material Contract if entered into prior to the date hereof);

(g) authorize or make any capital expenditures in excess of $25 million;

(h) incur or modify in any material respect the terms of any indebtedness for borrowed money of the Company or any of its Subsidiaries, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any indebtedness for borrowed money of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than Subsidiaries of the Company) outside the ordinary course of business consistent with past practice (provided, that any indebtedness that the Company or any of its Subsidiaries incurs, assumes, guarantees or endorses or otherwise becomes responsible for after the date of this Agreement shall provide that consummation of the Offer, the Merger and the other transactions contemplated by this Agreement will not be a breach, violation or default (or an event that with notice or lapse of time or both would become a default) under the terms of such indebtedness);

(i) (A) other than in the ordinary course consistent with past practice or as required by applicable Law or as expressly permitted by this Agreement, enter into any new, or amend, or terminate any existing Collective Bargaining Agreements, employment, change of control, retention, indemnification, termination, severance, consulting, bonus, incentive award or salary continuation agreements or arrangements with or for the benefit of any present or former officers, directors or employees, (B) except as expressly permitted by this Agreement, take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of, compensation or benefits under any Company Plan to the extent not required by the terms of such Company Plan as in effect on the date of this Agreement or by applicable Law, or (C) grant any increases in the compensation, perquisites or benefits to officers, directors, employees and consultants, except in each case for (x) new employment or consulting agreements with individuals who are not presently officers or directors of the Company and (y) ordinary course increases and other similar payments associated with promotions or reviews, and ordinary course terminations and severance, in each case with respect to clauses (x) and (y), in the ordinary course of business consistent with past practice;

(j) except as permitted by the preceding clause (i), establish, adopt, enter into, amend in any respect (other than as required by applicable Law) or terminate any Company Plan or Collective Bargaining Agreement, except as provided in Section 3.2, or adopt or enter into any other material employee benefit plan or arrangement that would be considered a Company Plan if it were in existence on the date of this Agreement;

(k) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l) make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, in each case, if such action would (i) result in an increase in the Tax liability of the Company and its Subsidiaries, taken as a whole, of more than $5 million individually or $25 million in the aggregate or (ii) have an adverse effect on the Company and its Subsidiaries, taken as a whole, that is material; provided, that, prior to making or changing an entity classification election pursuant to Treasury Regulation Section 301.7701-3 with respect to any Subsidiary of the Company (other than (A) an “initial” classification election for a newly-formed Subsidiary or (B) an election made in connection with a sale or other disposition of such Subsidiary), the Company shall provide written notice to Parent within a reasonable time prior to filing such election;

(m) compromise, settle or agree to settle any Proceeding or claim other than compromises, settlements or agreements that (i) involve only the payment of monetary damages of less than $5 million individually or $25 million in the aggregate or (ii) are permitted under Section 6.15;

(n) purchase, redeem or otherwise acquire, directly or indirectly, any Shares or any rights, warrants or options to acquire any such Shares;

(o) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties or assets, other than, except with respect to capital stock of any Subsidiary of the Company, in the ordinary course of business consistent with past practice;

(p) fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property, which failure to maintain or to further prosecute would reasonably be expected to have a Material Adverse Effect or that would otherwise cause the Company to be in breach of its representations and warranties set forth in Section 4.9;

(q) enter into any Contract that would, after giving effect to the Merger, limit or purport to limit in any material respect the type of business in which Parent and its Subsidiaries may engage;

(r) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any of its Subsidiaries (other than the Merger); or

(s) agree to take any of the actions described in Section 6.1(a) through (r).

Section 6.2 Access to Information; Confidentiality.

(a) From and after the date of this Agreement until the Control Time, the Company will use commercially reasonable efforts upon reasonable advance notice to (i) give Parent and Purchaser and their respective Representatives reasonable access during normal business hours to relevant employees and facilities and to relevant books, contracts and records (including Tax Returns) of the Company and its Subsidiaries and cause the Company’s Representatives to provide access to their work papers and such other information as Parent or Purchaser may reasonably request, (ii) permit Parent and Purchaser to make such non-invasive inspections as they may reasonably request, and (iii) cause its and its Subsidiaries’ officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company as Parent or Purchaser may from time to time reasonably request.

(b) Information obtained by Parent or Purchaser pursuant to Section 6.2(a) will constitute “Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement.

(c) Nothing in this Section 6.2 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its or its Affiliates’ respective obligations with respect to confidentiality, (ii) result in a violation of applicable Law or (iii) result in loss of legal protection, including the attorney-client privilege and work product doctrine.

Section 6.3 Acquisition Proposals.

(a) Subject to Section 6.3(b), Section 6.3(d) and Section 6.3(e), until the Acceptance Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VIII, the Company will not, will cause its Subsidiaries not to, and will use reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) initiate, solicit, knowingly encourage (including by way of furnishing non-public information), knowingly facilitate or knowingly induce or take any other action designed to lead to, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, the submission of any Acquisition Proposal or engage, enter into, continue or participate in any negotiations or discussions with respect thereto or furnish any non-public information concerning the Company and its Subsidiaries to any Person in connection with any Acquisition Proposal, (ii) except for a confidentiality agreement contemplated pursuant to Section 6.3(b), enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal (an “Acquisition Agreement”), or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal (any action described in this clause (iii) being referred to as a “Change of Board Recommendation”). The Company will cease and cause to be terminated any solicitation, discussion or negotiation with any Person conducted prior to the date of this Agreement by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal and will request the return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such Person.

(b) Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time following the date of this Agreement and prior to the Acceptance Time, (i) the Company has received a written Acquisition Proposal that the Company Board believes in good faith is bona fide, (ii) the Company Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Acquisition Proposal constitutes or would reasonably be expected to lead to or result in a Superior Proposal and (iii) such Acquisition Proposal did not result from a material breach of this Section 6.3, then the Company may, subject to clauses (x) and (y) below, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations regarding such Acquisition Proposal; provided, that (x) the Company will not, and will use reasonable best efforts to not allow its Representatives to, disclose any non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent and that would not prohibit compliance by the Company with the provisions of this Section 6.3 (an “Acceptable Confidentiality Agreement”) (a copy of which shall be provided to Parent promptly after its execution), and (y) the Company will provide to Parent any non-public information concerning the Company or its Subsidiaries that was not previously provided or made available to Parent prior to or concurrently with providing or making available such non-public information to such other Person.

(c) Prior to the Acceptance Time, the Company will promptly (and in any event within forty-eight (48) hours) notify Parent if any proposal, offer or inquiry is received by, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Acquisition Proposal. The Company will provide Parent promptly (and in any event within such forty-eight (48) hour period) the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request) and thereafter shall promptly keep Parent informed of all material developments of any such proposals, offers, inquiries, or requests (and the Company shall provide Parent with copies of any additional written materials received that revise, in any material respect, such proposals or offers, inquiries, or requests).

(d) Notwithstanding anything in Section 6.3 to the contrary, if (i) the Company receives a written Acquisition Proposal that the Company Board believes in good faith is bona fide, and (ii) the Company Board, after consultation with its financial advisors and outside legal counsel, concludes in good faith such Acquisition Proposal constitutes a Superior Proposal, then, subject to compliance with Section 8.5, the Company Board may at any time prior to the Acceptance Time, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (x) effect a Change of Board Recommendation and/or (y) (A) in the event such Acquisition Proposal did not result from a material breach of this Section 6.3 or (B) in the event such Acquisition Proposal did result from a material breach of this Section 6.3 and on the Expiration Date occurring after such breach all Offer Conditions except the Minimum Tender Condition had been satisfied or waived, terminate this Agreement and concurrent with such termination cause the Company to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless the Company has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Acquisition Proposal and delivering to Parent a copy of the Acquisition Agreement and other relevant documents for such Superior Proposal in the form to be entered into), at least three (3) Business Days in advance of its intention to take such action with respect to such Superior Proposal, unless there are less than three (3) Business Days prior to the then scheduled Expiration Date, in which case, the Company will provide such written notice as far in advance of the then scheduled Expiration Date as practicable (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that (i) during the Notice Period the Company shall, and shall cause its financial advisors and outside legal counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate), (ii) the Company shall take into account all changes to the terms of this Agreement irrevocably proposed by Parent in determining whether such Acquisition Proposal continues to constitute a Superior Proposal and (iii) any amendment, in any material respect, to the terms of such Superior Proposal shall require a new notice pursuant to this Section 6.3(d) and a forty-eight (48) hour extension (from the time Parent receives such notice) of the Notice Period then applicable). After delivery of such written notice pursuant to the immediately preceding sentence, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Superior Proposals).

(e) Notwithstanding anything in Section 6.3(a) to the contrary, the Company Board may, at any time prior to the Acceptance Time, effect a Change of Board Recommendation in response to an Intervening Event if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. An “Intervening Event” means, with respect to the Company, a material event or circumstance that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, reasonably foreseeable by the Company Board; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(f) Nothing contained in this Section 6.3 will prohibit the Company Board from taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act.

(g) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal made by a Person or group at any time after the date hereof that is structured to result in such Person or group to acquiring, directly or indirectly, beneficial ownership of at least twenty percent (20%) of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger, and (ii) “Superior Proposal” means an Acquisition Proposal that if consummated would result in a Person or group owning, directly or indirectly, (a) 50% or more of all classes of equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined by the Company Board in good faith) of the assets of the Company and its Subsidiaries (including capital stock of the Subsidiaries of the Company, and by means of any tender offer for the capital stock of, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving, any Subsidiary of the Company), taken as a whole, that the Company Board has determined (after consultation with its financial advisor and outside counsel) are superior, from a financial point of view, to this Agreement, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including the relative risks of non-consummation and any changes to the terms of this Agreement irrevocably proposed by Parent to the Company, prior to the expiration of the period referred to in Section 6.3(d)(y).

Section 6.4 Employment and Employee Benefits Matters.

(a) Parent will cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Control Time and ending on the first anniversary thereof (the “Continuation Period”), to (i) maintain for the individuals employed by the Company at the Control Time (the “Current Employees”) and who remain employees of the Surviving Corporation during the Continuation Period base compensation and target incentive compensation that is no less favorable to each Current Employee than such Current Employee’s base compensation and target incentive compensation immediately prior to the Control Time, and (ii) provide benefits that are of comparable economic value in the aggregate to the benefits provided by the Company as of immediately prior to the Control Time (excluding, for purposes of Section 6.4(a)(i) and (ii) equity and equity-based compensation, retention, stay, or transaction bonuses or similar arrangements); provided, however, that nothing in this Section 6.4 will be construed as an amendment to or prevent the amendment or termination of any particular Company Plan or employee benefit plan of Parent or any of its Subsidiaries, to the extent permissible thereunder, or interfere with the Parent’s or any of its Subsidiaries’ or the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Parent will cause the Surviving Corporation and each of its Subsidiaries to honor all obligations and agreements relating to 2010 Bonuses (as defined in Section 4.13(a) of the Company Disclosure Letter) as are, and to the fullest extent, set forth in Section 6.4(a) of the Company Disclosure Letter. During the Continuation Period, Parent will cause the Surviving Corporation to pay or cause to be paid, consistent with the Company’s past practice in similar circumstances, to each

Current Employee (i) who is involuntarily terminated or (ii) in the case of any employee covered by an employment, change in control, severance or similar agreement or entitlement providing for benefits upon a voluntary termination for good reason, who terminates employment voluntarily for good reason as therein defined, severance in accordance with past practices, including with respect to bonuses.

(b) Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees prior to the Control Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans for those purposes; provided, that the foregoing crediting of service shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. For the calendar year in which the Control Time occurs, Current Employees will not be subject to any eligibility requirements or pre-existing condition limitations under any employee health benefit plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Control Time except to the extent such exclusions and limitations (i) would not have been waived and (ii) were applicable to such Continuing Employee or any dependent, in each case of (i) and (ii), under the applicable Company Plan as of the Control Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, for the calendar year in which the Control Time occurs, to give such Current Employees credit under such employee benefit plans for co-payments made and deductibles and maximum out-of-pocket limitations in respect of the year in which the Control Time occurs.

(c) Nothing contained herein, expressed or implied, is intended to confer upon any Continuing Employee or any other Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Parent, the Surviving Corporation or any of its or their Subsidiaries or Affiliates for any period by reason of this Agreement. Except as specified in clause (b) of Section 9.6, the provisions of this Agreement, in particular this Section 6.4, are solely for the benefit of the parties to this Agreement, and no current or former employee, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. Following the Control Time, nothing contained in this Section 6.4 shall interfere with Parent, the Surviving Corporation or any of its or their Subsidiaries’ or Affiliate’s right to terminate the employment of any employee for any reason.

Section 6.5 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent will cause the Surviving Corporation’s Articles of Organization and Bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liabilities of present and former directors, officers and employees of the Company than are currently provided in the Articles of Organization and Bylaws, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until six (6) years from the Effective Time, and, in the event that any Proceeding is pending or asserted or any claim made during such period, until the disposition of any such Proceeding or claim, unless such amendment, modification or repeal is required by applicable Law, in which case Parent agrees, and will cause the Surviving Corporation, to make such changes to the Articles of Organization and the Bylaws as to have the least adverse affect on the rights of the individuals referenced in this Section 6.5.

(b) Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time, Parent and the Surviving Corporation will, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former officer and director of the Company (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”), against all obligations to pay a judgment, settlement, penalty, and reasonable expenses incurred in connection with any Proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or its Subsidiaries, or of another entity if such service was at the request of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Proceeding, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of the Proceeding from the Surviving Corporation or Parent (provided that any Person to whom expenses are advanced will have provided an undertaking, but only to the extent required by the MBCA, to repay such advances if it is finally determined that such Person is not entitled to indemnification). Parent’s and the Surviving Corporation’s obligations under this Section 6.5(b) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c) The Company may purchase by the Effective Time tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, however, that, without the prior written consent of Parent, the Company may not expend therefor in excess of 300% of the amount (“Annual Amount”) payable by the Company for 12 months of coverage under its existing directors’ and officers’ liability insurance policies. In the event the Company does not obtain such tail policies, then, for a period of six (6) years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any

Indemnified Party; provided further, however, that in satisfying their obligation under this Section 6.5(c), Parent shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of 300% of the Annual Amount, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for 300% of the Annual Amount. Parent will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) This Section 6.5 will survive the consummation of the Merger and is intended to benefit, and will be enforceable by, any Person or entity referred to in clause (a) of this Section 6.5. The indemnification and advancement provided for in this Section 6.5 will not be deemed exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, contract or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or majority of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume the applicable obligations set forth in this Section 6.5.

Section 6.6 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to (i) make all filings required by applicable foreign Antitrust Laws with respect to the Merger as promptly as practicable and in any event prior to the expiration of any applicable legal deadline, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Antitrust Law. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Without limiting the foregoing, the parties hereto agree (A) to give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (B) to give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (D) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of the substance of such communication, (E) to provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (F) to provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, Parent agrees, and shall cause each of its Subsidiaries and Affiliates, to take any and all actions reasonably necessary to obtain any consents, clearances or approvals (x) required under or in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”) or (y) to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Merger to occur prior to the Outside Date, including but not limited to (1) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, (2) if necessary to obtain clearance by any Governmental Entity before the Outside Date, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Parent and its Subsidiaries and any other restrictions on the activities of Parent and its Subsidiaries and (3) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the Offer and the Merger and taking other actions to prevent the entry, enactment or promulgation thereof; provided, however, Parent shall not be required to take any action if such action would, or would reasonably be expected to, have a material adverse impact on the Company or on Parent and its Subsidiaries, taken as a whole. Each party will bear the expenses and costs incurred by such party in connection with any competition filings and submissions which may be required by such party for the consummation of the Offer and the Merger pursuant to this Agreement.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Offer or the Merger, each of Parent, Purchaser and the Company will cooperate in all respects with each other and will use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger.

(c) Prior to the Acceptance Time, each party will use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any Permits, Environmental Permits or Contracts to which it is a party as may be necessary for the consummation of the transactions contemplated by this Agreement or required by the terms of any Contract as a result of the execution, performance or consummation of the transactions contemplated by this Agreement; provided, that in no event will any party or its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party to obtain any consent, approval or waiver required with respect to any such Contract.

(d) To the extent the transactions contemplated by this Merger require action by the Company under the Industrial Site Recovery Act (“ISRA”) (N.J.S.A. 13:1K and N.J.A.C. 7:26B), the Company will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger under ISRA. Parent shall cooperate in all commercially reasonable respects to facilitate compliance with ISRA.

Section 6.7 Information Statement; Post-Effective Amendment.

(a) Unless the Merger is consummated in accordance with Section 11.05 of the MBCA as contemplated by Section 2.7, promptly after the consummation of the Offer, the Company will prepare and file with the SEC the Information Statement in preliminary form as required by the Exchange Act and the rules and regulations promulgated thereunder and Parent shall prepare and file with the SEC a post-effective amendment to the Form F-4 (the “Post-Effective Amendment”) for the offer and sale of the CVRs pursuant to the Merger and in which the Information Statement will be included as a prospectus. The Information Statement and the Post-Effective Amendment will comply as to form in all material respects with applicable U.S. federal securities Laws. Parent and Purchaser will be given a reasonable opportunity to review and comment on the Information Statement prior to its filing with the SEC, and Parent will provide the Company with a reasonable opportunity to review and comment on the Post-Effective Amendment prior to the initial filing with the SEC. Parent will use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as reasonably practicable after such filing. The Company will obtain and furnish the information required to be included in the Information Statement, and Parent will obtain and furnish the information required to be included in the Post-Effective Amendment, and each of Parent and the Company will provide the other party with, and consult with the other party regarding, any comments that may be received from the SEC or its staff with respect to the Information Statement or the Post-Effective Amendment, as the case may be, will provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Post-Effective Amendment or Information Statement, as the case may be, and any communications, prior to making such filings or communications with the SEC and will promptly provide the other party with a copy of all such filings and communications made with the SEC. The Company will cause the Information Statement in definitive form to be mailed to the holders of Shares.

(b) If at any time prior to the Effective Time, (i) any event or change occurs with respect to the parties or any of their respective Affiliates, officers or directors, which should be set forth in an amendment of, or a supplement to, the Post-Effective Amendment or Information Statement or (ii) any information relating to the parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the parties which should be set forth in an amendment or a supplement to the Post-Effective Amendment or Information Statement so that the Post-Effective Amendment or Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, will file as promptly as practicable with the SEC an amendment of, or a supplement to, the Post-Effective Amendment or Information Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the shareholders of the Company.

Section 6.8 Public Announcements. Each of the Company, Parent and Purchaser agrees that no public release or announcement concerning the transactions contemplated by this Agreement will be issued by such party without the prior consent of the Company and Parent (which consent will not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or any rule or regulation of Nasdaq or any other stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement will use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, will be at the final discretion of the disclosing party. The restrictions of this Section 6.8 will not apply to communications by the Company or Parent regarding an Acquisition Proposal or a Change of Board Recommendation.

Section 6.9 Approval of Compensation Actions. Prior to the Acceptance Time, the Compensation Committee of the Company Board will take all such actions as may be required to approve, as an employment compensation, severance or other employee benefit arrangement in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all Compensation Actions taken after January 1, 2010 and prior to the Acceptance Time that have not already been so approved. For the purposes of this Agreement, “Compensation Action” means any (a) granting by the Company or its Subsidiaries to any present or former director or officer of any increase in compensation or benefits or of the right to receive any severance or termination compensation or benefit; (b) entry by the Company or its Subsidiaries into any employment, consulting, indemnification, termination, change of control, non-competition or severance agreement with any present or former director or officer, or any approval, amendment or modification of any such agreement; or (c) approval of, amendment to or adoption of any Company Plan.

Section 6.10 Conduct of Parent and Purchaser. Subject to applicable Law, neither Parent nor Purchaser will take (or permit its Affiliates to take) any action that, or fail to take any commercially reasonable action, for which the failure to take such action, is intended to, or would reasonably be expected to, individually or in the aggregate, result in any Offer Conditions or the conditions to the Merger not being satisfied or prevent, materially delay or materially impede the ability of Parent and Purchaser to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 6.11 No Control of the Company’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Control Time. Prior to the Control Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.12 Operations of the Purchaser. Prior to the Effective Time, Purchaser will not engage in any other business activities and will not have incurred any liabilities or obligations other than as contemplated herein.

Section 6.13 Ownership of Company Securities. Prior to the Acceptance Time, none of Parent or Purchaser or their respective Subsidiaries will own (directly or indirectly, beneficially or of record) any Company Securities other than an aggregate of 100 Shares, and none of Parent, Purchaser or their respective Affiliates will hold any rights to acquire any Company Securities except pursuant to this Agreement.

Section 6.14 Employee Information and Consultation. The Company, its Subsidiaries and each of its and their Affiliates, as applicable, shall inform and/or consult with, as applicable, all labor unions, labor organizations, works councils and any other employee representative bodies with respect to the terms of any Collective Bargaining Agreement or applicable Laws in connection with this Agreement and the transactions contemplated hereby, and shall take all other necessary and appropriate actions in connection with employees covered thereby as may be required pursuant to applicable Laws.

Section 6.15 Shareholder Litigation. The Company shall give Parent the opportunity to participate in, and if Parent so elects the Company and Parent shall reasonably cooperate with respect to, the defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the Offer, this Agreement or any transaction contemplated herein, whether commenced prior to or after the execution and delivery of this Agreement, and shall not settle or offer to settle any such litigation without the prior written consent of Parent, except for, after consultation with Parent, any settlement or offer to settle that involves solely additional disclosure with respect to the Company and its Subsidiaries.

Section 6.16 Financing Cooperation. Prior to the Acceptance Time, the Company shall provide, and shall cause its Subsidiaries to provide, and shall use its commercially reasonable efforts to cause its and their officers, employees and advisors, including legal and accounting, to provide reasonable cooperation requested by Parent in connection with the arrangement of any debt or equity financing transaction by Parent in connection with the Merger (the “Prospective Financing”), including using its commercially reasonable efforts to (a) provide financial and other relevant information regarding the Company and its Subsidiaries that is reasonably necessary and cooperate in the preparation of pro forma financial information for the Merger (including information to be used in the preparation of an information package, offering memorandum, prospectus, prospectus supplement or similar document regarding the business, assets, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Prospective Financing) as may be required to obtain the Prospective Financing, (b) cooperate with the marketing efforts for the Prospective Financing (including consenting to the reasonable use of the logos of the Company and its Subsidiaries), (c) participate as appropriate in meetings, presentations, road shows, drafting sessions, and sessions with the rating agencies as are reasonably necessary to consummate the Prospective Financing, (d) assist Parent and its financing sources in the amendment or termination of, or in obtaining any relevant waiver from the lenders or counterparties of the Company or any of its Subsidiaries in relation to, any of the Company’s or any of its Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements (including, for the avoidance of doubt, any arrangements creating security interests), in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Prospective Financing and conditioned upon the occurrence of the Acceptance Time, in each case it being understood and agreed that information and documents provided by the Company and its Subsidiaries may be delivered to agents and lenders and their respective representatives and (e) subject to the appropriate confidentiality undertakings, cooperate reasonably with Parent’s financing sources’ or underwriters’, as applicable, due diligence. Notwithstanding the foregoing, (i) no obligation of the Company or any of its Subsidiaries related to any financing (other than cooperation pursuant to this Section 6.16) will be effective prior to the Effective Time, (ii) nothing herein shall require such cooperation to the extent it would interfere, in an unreasonable manner, with the business or operations of the Company or its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries will be required to pay any commitment fee or similar fee or incur any liability with respect to any financing prior to the Effective Time. Parent (A) will promptly, upon request of the Company, reimburse the Company for all out-of-pocket costs (including attorneys’ fees) incurred by the Company, any of its Subsidiaries or its Representatives in connection with the cooperation of the Company and its Subsidiaries requested by Parent pursuant to this Section 6.16, (B) acknowledges and agrees that the Company, its Subsidiaries and Representatives will not have any responsibility for, or incur any liability to any Person under the Prospective Financing prior to the Effective Time and (C) will indemnify and hold harmless the Company, its Subsidiaries and its Representatives from and against any and all losses, damages, claims, costs or expenses to the extent suffered or incurred in connection with the arrangement of the Prospective Financing pursuant to this Section 6.16 and any information used in connection therewith, except to the extent that such losses, damages, claims, costs or expenses resulted from or arose out of the willful misconduct of, or information provided by, the Company or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Company agrees that, prior to the Acceptance Time, the Company shall either (1) deliver to Parent a fully executed and effective waiver under the Credit Agreement, in form and substance reasonably satisfactory to Parent, waiving any Default (as defined in the Credit Agreement) or Event of Default (as defined in the Credit Agreement) in connection with the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or (2) repay all amounts owed under the Credit Agreement, terminate the Credit Agreement and provide evidence, in form and substance reasonably satisfactory to Parent, of such termination.

Section 6.17 Outstanding Stock Purchase Rights. From the date of this Agreement until the Effective Time, the Company shall use commercially reasonable efforts to contact the holders of all Assumed Preferred Stock Purchase Rights (as defined in the Securities Purchase Agreement), and obtain the written consent of each such holder to effect an immediate net exercise of all such rights held by such holder.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of each of the following conditions:

(a) Unless the Merger is consummated pursuant to Section 11.05 of the MBCA as contemplated by Section 2.7 of this Agreement, this Agreement will have been approved by the Company Requisite Vote.

(b) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger will be in effect. No statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced (and still be in effect) by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(c) Purchaser will have accepted for purchase and paid for the Shares validly tendered (and not withdrawn) pursuant to the Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the holders of the Shares, by mutual written consent of Parent and the Company.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned by Parent or the Company at any time prior to the Effective Time:

(a) if the Acceptance Time shall not have occurred on or prior the close of business on August 16, 2011 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.2(a) in the event that the failure of the Acceptance Time to occur on or prior to the Outside Date is primarily due to the failure of such party (or a Subsidiary of such party) to fulfill any of its obligations under this Agreement;

(b) if the Offer (as it may have been extended pursuant to Section 1.1) is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any Shares being purchased thereunder; provided however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.2(b) in the event that the failure of the Shares to be purchased is primarily due to the failure of such party (or a Subsidiary of such party) to fulfill any of its obligations under this Agreement; or

(c) notwithstanding approval of this Agreement by the holders of Shares, if any court of competent jurisdiction or other Governmental Entity has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the terms of this Section 8.2 will not be available to any party unless such party will have used commercially reasonable efforts to oppose any such order, decree, ruling or other action or to have the same vacated or made inapplicable to the Offer or the Merger.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Acceptance Time:

(a) if (i) Purchaser fails to commence the Offer in violation of Section 1.1 hereof, or (ii) there has been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Purchaser contained in this Agreement, which breach or inaccuracy would give rise to a Purchaser Material Adverse Effect and which breach or inaccuracy is not capable of being cured within twenty (20) days following receipt by Parent or Purchaser of written notice of such breach or inaccuracy or, if such breach or failure is capable of being cured within such period, it has not been cured within such period, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Company; or

(b) in accordance with, and subject to the terms and conditions of, Section 6.3(d).

Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Acceptance Time:

(a) if the Company has breached or failed to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Annex I of this Agreement and (y) is not capable of being cured within twenty (20) days following receipt by the Company of written notice of such breach or inaccuracy or, if such breach or failure is capable of being cured within such period, it has not been cured within such period, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Parent or Purchaser;

(b) within five (5) Business Days of a Change of Board Recommendation;

(c) if the Company Board shall have failed to reaffirm its recommendation of this Agreement and the Offer within three (3) Business Days after receipt of any written request to do so from Parent (which request may only be made following public disclosure of an

Acquisition Proposal and may only be made one time with respect to any Acquisition Proposal; provided that Parent may make such a request with respect to any Acquisition Proposal whenever it is amended in any material respect); or

(d) if the Company shall have intentionally breached, in any material respect, any of its obligations under Section 6.3.

Section 8.5 Effect of Termination.

(a) Any termination of this Agreement by Parent pursuant to this ARTICLE VIII will also constitute an effective termination by Purchaser.

(b) Except as provided in Section 8.5(c), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement (other than Section 6.2(b), ARTICLE VIII and ARTICLE IX) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that no such termination will relieve any Person of any liability for damages resulting from intentional breach of this Agreement.

(c) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.3(b); or

(ii) this Agreement is terminated by Parent either (x) pursuant to Section 8.4(b) or Section 8.4(c) or (y) pursuant to Section 8.2(a) solely as a result of the failure of the Offer Conditions set forth in Paragraph 2(b) through (e) of Annex I to this Agreement to be satisfied or Section 8.4(d), and, in the case of clause (y) above, (A) at any time on or after the date hereof and prior to such termination a third party has made, or has announced an intention to make, an Acquisition Proposal that has not been withdrawn prior to termination, and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to or consummates any transaction specified in the definition of “Acquisition Proposal”;

then in any such case, the Company will pay Parent a termination fee of $575,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 8.5(c) will be paid concurrently with the termination of this Agreement and (2) pursuant to clause (ii) of this Section 8.5(c) will be paid on the date of consummation with such third party of a transaction specified in the definition of “Acquisition Proposal.” For the avoidance of doubt, the Company will not be required to pay the Termination Fee more than once. For purposes of this Section 8.5(c), “Acquisition Proposal” will have the meaning ascribed thereto in Section 6.3(g), except that references in the definition to “twenty percent (20%)” will be replaced by “fifty percent (50%).”

(d) If Parent receives a fee pursuant to Section 8.5(c), the collection of such fee will be the sole and exclusive remedy of Parent and Purchaser in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations or warranties in this Agreement.

(e) The Company acknowledges that the agreements contained in Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent or Purchaser would not have entered into this Agreement.

Section 8.6 Expenses. Except as otherwise specifically provided herein, each party will bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 8.7 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the holders of Shares; provided, however, that, (a) after Purchaser purchases any Shares pursuant to the Offer, no amendment will be made that decreases the Merger Consideration, and (b) after approval of this Agreement by the holders of Shares, no amendment may be made that (i) is prohibited by Section 11.02(e) of the MBCA or (ii) by Law or any applicable rule or regulation of any stock exchange requires the further approval of the holders of Shares without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8 Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein, except that the Minimum Tender Condition and the CVR Condition may only be waived by Purchaser with the prior written consent of the Company. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this ARTICLE IX.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder (collectively, “Notices”) will be in writing and will be given (and will be deemed to have been duly given): (i) when delivered, if delivered in Person; (ii) when sent, if sent (A) by facsimile provided that the facsimile is confirmed by telephone, including a voicemail message, or (B) by email provided that the email is confirmed by telephone, including a voicemail message; (iii) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (iv) one (1) Business Day after sending, if sent by overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice); provided, that Notices may not be sent to Parent by email or certified mail:

(a) if to Parent or Purchaser:

sanofi-aventis 174, avenue de France 75013 Paris – France Attention: General Counsel Facsimile: +33 1 53 77 43 03 Telephone: +33 1 53 77 40 00

with a copy to:

sanofi-aventis 174, avenue de France 75013 Paris – France Attention: Vice President of Mergers and Acquisitions Facsimile: +33 1 53 77 46 76 Telephone: +33 1 53 77 40 00

with an additional copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
Attention:	Michael J. Aiello
Jackie L. Cohen
Facsimile:	(212) 310-8007
Telephone:	(212) 310-8000
Email:	michael.aiello@weil.com
jackie.cohen@weil.com

(b) if to the Company:

Genzyme Corporation 500 Kendall Street Cambridge, MA 02142 Attention: General Counsel Facsimile: (617) 768-9736 Telephone: (617) 768-6872 Email: thomas.desrosier@genzyme.com with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Attention: Paul M. Kinsella Facsimile: (617) 235-0822 Telephone: (617) 951-7000 Email: paul.kinsella@ropesgray.com and to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Attention:	Andrew R. Brownstein
Gregory E. Ostling

Facsimile: (212) 403-2000
Telephone: (212) 403-1000

Email:	arbrownstein@wlrk.com
geostling@wlrk.com

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

(b) “beneficial owner” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act (and the term “beneficially owned” or “owns beneficially” will have a corresponding meaning);

(c) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(d) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “GAAP” means United States generally accepted accounting principles;

(f) “knowledge of the Company” means the actual knowledge of the individuals listed on Section 9.3(f) of the Company Disclosure Letter;

(g) “knowledge of Parent” means the actual knowledge of the individuals listed on Section 9.3(g) of the Company Disclosure Letter;

(h) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(i) “Representative” means, with respect to any party hereto, such party or any of its Subsidiaries’ directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents and/or representatives; and

(j) “Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, voting stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other legal entity.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 9.5 Assignment. This Agreement will not be assigned by operation of law or otherwise without the prior written consent of each of the other parties; provided, that Parent may assign this Agreement to any of its wholly-owned Subsidiaries without the consent of the Company, but any such assignment shall not relieve Parent of its obligations hereunder.

Section 9.6 Entire Agreement; Third-Party Beneficiaries.

This Agreement (including the Company Disclosure Letter and the exhibits and instruments referred to herein) together with any separate disclosures and discussions specifically referenced herein, including Section 4.10 and Section 4.12 and the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for (i) the rights of the holders of Shares to receive the Offer Price and the Merger Consideration and the holders of Company Equity Awards to receive the consideration described in Section 3.2 and (ii) as provided in Section 6.5 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third-party beneficiaries of these provisions), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of The Commonwealth of Massachusetts, without giving effect to the choice of law principles thereof.

Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 9.10 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Purchaser under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time.

Section 9.11 Jurisdiction. Each of the parties hereto hereby, for purposes of all claims or actions under this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement, (a) expressly and irrevocably submits to the exclusive jurisdiction of (i) the Business Litigation Session of the Superior Court of The Commonwealth of Massachusetts or (ii) any United States federal court located in The Commonwealth of Massachusetts in the event any dispute arises out of this Agreement, the Offer or the Merger, (b) agrees that it will not attempt to deny or defeat personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement in any court other than (i) the Business Litigation Session of the Superior Court of The Commonwealth of Massachusetts or (ii) a United States federal court sitting in The

Commonwealth of Massachusetts; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

Section 9.12 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.11 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.13 Specific Performance.

(a) Parent and Purchaser acknowledge and agree that, in the event of any breach of this Agreement, the Company and the Persons named in Section 9.6 would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (i) Parent and Purchaser will waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement and (ii) the Company shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking.

(b) Subject to Section 8.5(d), the Company acknowledges and agrees that, in the event of any breach of this Agreement, Parent and Purchaser would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that, subject to Section 8.5(d), (i) the Company will waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement and (ii) Parent and Purchaser shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking.

(c) Notwithstanding the parties’ rights to specific performance pursuant to Section 9.13(a) or Section 9.13(b), as applicable, each party may pursue any other remedy available to it at law or in equity, including monetary damages; provided, that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be (i) limited to those arising from or relating to any intentional breach of this Agreement prior to such termination and (ii) subject to Section 8.5(d). If a court has granted an award of damages in connection with any intentional breach by Parent and/or Purchaser of the terms or conditions set forth in this Agreement, the Company may, on behalf of the holders of Shares, enforce such award and accept damages for such breach, and Parent and Purchaser agree that such damages may not be limited to reimbursement of expenses or out-of-pocket costs. Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with its terms, no party hereto will be permitted to make any claim or commence any

Proceeding seeking monetary damages against any other party hereto in connection with or arising out of this Agreement, the Offer or the Merger, provided that the foregoing will be without prejudice to the right of any party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement.

Section 9.14 Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SANOFI-AVENTIS

By:	/s/ Christopher A. Viehbacher
Name: Christopher A. Viehbacher
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GC MERGER CORP.

By:	/s/ Alexandre Lemoalle
Name: Alexandre Lemoalle
Title: Authorized Signatory

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENZYME CORPORATION

By:	/s/ Henri A. Termeer
Name: Henri A. Termeer
Title: Chairman of the Board, President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex I

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

1. Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer, unless, immediately prior to then applicable Expiration Date:

(a) there have been validly tendered in the Offer and not properly withdrawn that number of Shares that, together with the number of Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly-owned Subsidiaries), constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (the “Minimum Tender Condition”);

(b) any applicable waiting period under the Antitrust Laws of the jurisdictions listed on Annex III, in respect of the transactions contemplated by this Agreement has expired or been terminated; and

(c) (i) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for that purpose have been initiated or threatened by the SEC, (ii) the CVRs being issued in the Offer and the Merger have been approved for listing (subject, if applicable, to notice of issuance) for trading on Nasdaq (or such other exchange(s), electronic trading networks or other suitable trading platforms as are mutually agreed by Parent and the Company), and (iii) the CVR Agreement has been duly executed and delivered by Parent and the Trustee in substantially the form attached as Exhibit A to the Merger Agreement and is in full force and effect (clauses (i)-(iii) together, the “CVR Condition”).

2. Additionally, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer if, immediately prior to the then applicable Expiration Date, any of the following conditions exist:

(a) there has been any Law, decree, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended by any Governmental Entity that restrains, enjoins or otherwise prohibits the making or consummation of the Offer or the Merger;

(b) the Company has breached or failed to comply in any material respect with any of its covenants, or agreements under the Merger Agreement, and either such breach or failure to comply is not capable of being cured within twenty (20) days following receipt by the

Company of written notice of such breach or failure or, if such breach or failure is capable of being cured within such period, it has not been cured within such period;

(c) the representations and warranties of the Company contained in Section 4.11(b) and Section 4.21 are not true and correct in all respects;

(d) the representations and warranties of the Company contained in Section 4.3, Section 4.4(a) and Section 4.22 of the Merger Agreement that (x) are not made as of a specific date were not true and correct (except for any de minimis inaccuracy) as of the Expiration Date, as though made on and as of the Expiration Date and (y) are made as of a specific date are not true and correct (except for any de minimis inaccuracy) as of such date;

(e) the representations and warranties of the Company contained in the Merger Agreement other than those listed in clause (c) or clause (d) above that (x) are not made as of a specific date were not true and correct as of the date of the Merger Agreement or are not true and correct as of the Expiration Date, as though made on and as of the Expiration Date and (y) are made as of a specific date were not true and correct in all material respects as of the date of the Merger Agreement or are not true and correct as of such date, in each case, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) has not had, individually or in the aggregate, a Material Adverse Effect;

(f) there is pending a Proceeding (other than an inquiry) by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Offer, the Merger or the other transactions contemplated thereby, in which such Governmental Entity, in the reasonable determination of Parent, has a substantial likelihood of success and which reasonably would be expected to have a material adverse impact on Parent and the Company and its Subsidiaries taken as a whole;

(g) since the date of the Merger Agreement, there has occurred a Material Adverse Effect; or

(h) the Merger Agreement has been terminated pursuant to its terms.

The conditions set forth in Paragraph 2 of this Annex I are for the benefit of Parent and Purchaser and may be waived by Parent or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex II

FORM OF PROMISSORY NOTE FOR TOP-UP OPTION

PROMISSORY NOTE

[DATE]

FOR VALUE RECEIVED, the undersigned GC Merger Corp., a Massachusetts corporation (“Purchaser”), promises to pay to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142, in no event more than one (1) year after issuance, the principal sum of [                                        ] ($[                    ]), together with simple interest from the date hereof on the principal amount from time to time unpaid at a per annum rate of 1.31%. Purchaser will pay such interest at maturity, except that all accrued but unpaid interest shall be due and payable at the stated or accelerated maturity hereof or upon the prepayment in full hereof. This note may be prepaid in whole or in part at any time, without premium, penalty or prior notice.

No failure by the holder to take action with respect to any default hereunder shall affect its subsequent rights to take action with respect to the same or any other default. In the event of default Purchaser agrees to pay all reasonable costs of collection, including reasonable attorneys’ fees, to the extent allowed by law.

All payments to the holder hereof shall be made at the address set forth above or at such other address as the holder hereof shall specify in writing to Purchaser.

This note shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of The Commonwealth of Massachusetts.

Purchaser and all endorsers and guarantors of this note hereby waive presentment, demand, notice of nonpayment and protest except as provided in this note.

IN WITNESS WHEREOF, the undersigned Purchaser has caused this note to be executed by its duly authorized officer.

GC MERGER CORP.

By:
Name:
Title:

Annex III

ANTITRUST LAWS

United States

European Union

Japan

Republic of Korea

Brazil

1

Exhibit A

CVR AGREEMENT

A-1